Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

among

CUHL HOLDINGS INC.,

COINSTAR E-PAYMENT SERVICES INC.,

COINSTAR, INC.,

COINSTAR UK HOLDINGS LIMITED,

and

SIGUE CORPORATION

Dated as of August 23, 2010

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		Page
8.11	Specific Performance	63
8.12	Counterparts	63

ARTICLE IX - DEFINITIONS		63
9.1	Definitions	63

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EXHIBITS TO

STOCK PURCHASE AGREEMENT

Exhibit 1.3	Forms of Credit Agreement, Promissory Note, and Guarantee and Collateral Agreement

Exhibit 1.5(b)	Sample Net Working Capital Calculation as of the Balance Sheet Date

Exhibit 2	Disclosure Schedules

Exhibit II	Additional Representations and Warranties

Exhibit IIA	Additional Disclosure Schedules

Exhibit 5.1.6	Form of Transition Services Agreement

Exhibit 5.1.7	Form of Trademark License Agreement

Exhibit 5.1.9	Form of Assignment and Assumption Agreement

Exhibit 5.1.14	Form of Intercreditor Agreement

Exhibit 5.2.9(a)(i)	Form of Commitment Letter

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of August 23, 2010 (this “Agreement”), is entered into by and among Coinstar E-Payment Services Inc., a Kansas corporation (“CEPSI”), Coinstar UK Holdings Limited, a company incorporated in England and Wales (Company registration number 05815578) (“UK Holdings”) (UK Holdings and CEPSI, each, a “Company,” and collectively, the “Companies”), Coinstar, Inc., a Delaware corporation (“Coinstar”), CUHL Holdings Inc., a Washington corporation (“CUHL”) (Coinstar and CUHL, each, a “Seller,” and collectively, the “Sellers”) and Sigue Corporation, a Delaware corporation (“Buyer”).

RECITALS

A. The Companies and the Company Subsidiaries constitute the Money Transfer Business of Coinstar.

B. CUHL is the wholly owned subsidiary of Coinstar. Coinstar owns 100% of the issued and outstanding shares of capital stock of CEPSI (the “CEPSI Shares”) and CUHL owns 100% of the issued share capital of UK Holdings (the “UK Holdings Shares” and, together with the CEPSI Shares, the “Shares”). Coinstar and CUHL intend to sell 100% of the Shares to Buyer at the price and on the terms and subject to the conditions set forth below.

C. The boards of directors of Coinstar, CUHL and Buyer each have determined that it is advisable that Buyer purchase the Shares from Coinstar and CUHL at the price and on the terms and subject to the conditions set forth below.

D. Buyer desires and intends to purchase 100% of the Shares from Coinstar and CUHL, at the price and on the terms and subject to the conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Companies, Sellers and Buyer hereby agree as follows:

ARTICLE I - PURCHASE AND SALE OF SHARES

1.1	Purchase and Sale of Shares

Subject to the terms and conditions set forth in this Agreement, Coinstar and CUHL hereby agree to sell, transfer and deliver to Buyer as of the Closing, and Buyer agrees to purchase as of the Closing, the Shares.

1.2	Closing

Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VI, the closing of the purchase and sale of the Shares contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m.

local time at the offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4800, Seattle, Washington 98101, on the Wednesday immediately following the date on which all conditions shall have been satisfied or waived as set forth in Article V (such Wednesday, the “Target Closing Date”), or on such other date and at such other time and place as the Sellers may determine in their sole discretion, which date shall not be more than five (5) business days following the Target Closing Date. The date on which the Closing actually takes place is herein called the “Closing Date.”

1.3	Purchase Price

The purchase price payable by or on behalf of Buyer to Coinstar in exchange for 100% of the Shares shall consist of (a) an amount in cash payable at Closing equal to SEVENTEEN MILLION DOLLARS ($17,000,000) (the “Closing Cash Payment”), which shall be payable by wire transfer of immediately available funds to an account or accounts designated by Coinstar, (b) the application of the cash deposit in the amount of ONE MILLION DOLLARS ($1,000,000) that has been previously paid by Buyer to Coinstar, and (c) the delivery at Closing by Buyer of a promissory note pursuant to the Credit Agreement (defined below), which promissory note shall be in the principal amount of $23,500,000 plus or minus, as applicable, the amount arrived at pursuant to the adjustments under Sections 1.5(b), 1.5(e) and 1.5(f) of this Agreement (items (a), (b) and (c) of this Section 1.3 collectively, including any adjustments to item (c) as provided in Section 1.5 of this Agreement, but excluding any adjustment to the promissory note as provided in Section 1.6 of this Agreement, the “Purchase Price”). The “Credit Agreement” means that certain credit agreement, promissory note, and guarantee and collateral agreement in substantially the forms attached hereto as Exhibit 1.3, including all agreements, exhibits, schedules and attachments thereto and contemplated thereby.

1.4	Purchase Price Allocation

(a) Buyer shall, for United States federal Income Tax purposes, prepare and deliver to Coinstar for Coinstar’s review and approval, not to be unreasonably withheld, delayed or conditioned, an allocation of the UK Purchase Price (as adjusted pursuant to this Agreement, and including any liabilities deemed to be assumed) within ninety (90) days after the determination of the Final NWC Amount, which allocation shall be made in accordance with Section 1060 of the Code (such initial allocation and further allocation, as adjusted pursuant to this Agreement, the “UK Purchase Price Allocation”).

(b) The parties agree not to take or cause to be taken any position or other action inconsistent with the UK Purchase Price Allocation for any Tax reporting purpose, upon examination of any Tax Return, in any refund claim, or in any litigation, investigation or otherwise, unless otherwise required by a determination (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or non-U.S. Law).

(c) SIXTEEN MILLION SIX HUNDRED THOUSAND DOLLARS ($16,600,000) of the Purchase Price (excluding any adjustments to item (c) of Section 1.3 as provided in Section 1.5 of this Agreement) shall be allocated to the CEPSI Shares (the “US Purchase Price”) and TWENTY-FOUR MILLION, NINE HUNDRED THOUSAND DOLLARS ($24,900,000) of the Purchase Price shall be allocated to the UK Holding Shares (the “UK Purchase Price,”

and together with the US Purchase Price, the “Initial Purchase Price”), with each of the US Purchase Price and the UK Purchase Price being composed of a pro rata portion of the amounts of each of items (a), (b) and (c) of Section 1.3. Any adjustments to item (c) of Section 1.3 as provided in Section 1.5 of this Agreement shall be allocated to the US Purchase Price and the UK Purchase Price in accordance with the percentage that the US Purchase Price and UK Purchase Price, respectively, bears to the Initial Purchase Price.

1.5	Working Capital Adjustment

(a) For purposes of this Agreement, “Net Working Capital” means Total Current Assets less Total Current Liabilities, where:

(i) The amount of “Total Current Assets” is determined in accordance with this Section 1.5 and means (A) cash and cash equivalents, excluding any amounts that have been borrowed and are payable to Coinstar in connection with the Swingline, (B) accounts receivable net of doubtful accounts, (C) intracompany accounts receivable (within the Companies and Company Subsidiaries), and (D) prepaid expenses and other current assets. For the avoidance of doubt, Total Current Assets shall not include (1) any Income Tax receivables or deferred tax assets, or (2) any intercompany accounts receivable of the Companies or Company Subsidiaries from the Sellers or Sellers’ Affiliates that have been terminated in connection with Closing pursuant to Section 4.16 of this Agreement.

(ii) The amount of “Total Current Liabilities” is determined in accordance with this Section 1.5 and means (A) payables to agent, (B) trade payables, (C) accrued liabilities and accounts payable, (D) intracompany liabilities (within the Companies and Company Subsidiaries), (E) Income Tax payables, and (F) long-term liabilities. For the avoidance of doubt, Total Current Liabilities shall not include (1) any amounts that have been borrowed and are payable to Coinstar in connection with the Swingline or (2) any intercompany liabilities of the Companies and Company Subsidiaries to the Sellers or the Sellers’ Affiliates that have been terminated in connection with Closing pursuant to Section 4.16 of this Agreement.

(iii) For any term used in the immediately preceding subsections (a)(i) or (a)(ii) that is not otherwise defined therein or in this Agreement, such term shall, to the extent applicable, be determined in accordance with generally accepted accounting principles in the United States of America (“GAAP”) on a basis consistent with the Financial Statements and the Agreed Accounting Policies.

(b) At least two (2) business days prior to the anticipated Closing Date, Sellers shall prepare in good faith and deliver to Buyer a projected combined balance sheet for the Companies and the Company Subsidiaries as of the anticipated Closing Date (the “Closing Balance Sheet”). The Closing Balance Sheet shall be prepared according to GAAP consistent with the Financial Statements and the Agreed Accounting Policies and in a manner consistent with the sample balance sheet and Net Working Capital calculation as of the Balance Sheet Date attached hereto as Exhibit 1.5(b). In addition to the Closing Balance Sheet, Sellers shall provide on the Closing Date the Sellers’ written estimate of the aggregate Net Working Capital of the Companies and Company Subsidiaries as of the Closing Date, which estimate shall be prepared in good faith, in a manner consistent with Exhibit 1.5(b) and in accordance with the provisions of this

Section 1.5 (the “Sellers’ Estimated NWC”). Coinstar shall consult with Buyer during the preparation of the Closing Balance Sheet and the Sellers’ Estimated NWC. To the extent that the Sellers’ Estimated NWC exceeds Target Net Working Capital, the principal amount of the promissory note under the Credit Agreement shall be increased, effective as of the Closing Date, by an amount equal to the amount by which the Sellers’ Estimated NWC exceeds Target Net Working Capital. To the extent that Sellers’ Estimated NWC falls below Target Net Working Capital, the principal amount of the promissory note under the Credit Agreement shall be decreased, effective as of the Closing Date, by an amount equal to the amount by which the Sellers’ Estimated NWC falls below Target Net Working Capital.

(c) Within sixty (60) days after the Closing, Buyer shall prepare in good faith and deliver in writing to Sellers (i) a revised combined balance sheet for the Companies and the Company Subsidiaries as of the Closing Date, prepared in accordance with GAAP consistent with the Financial Statements and the Agreed Accounting Policies in a manner consistent with Exhibit 1.5(b) and in accordance with the provisions of this Section 1.5, and (ii) a calculation of the aggregate Net Working Capital of the Companies and the Company Subsidiaries as of the Closing Date, prepared in good faith in a manner consistent with Exhibit 1.5(b) and in accordance with the provisions of this Section 1.5 ((i) and (ii) together, the “Buyer Estimated NWC”). Buyer and Sellers and their respective representatives shall have access to the work papers of the parties hereto, the Companies and the Company Subsidiaries used in the preparation of the Buyer Estimated NWC.

(d) If Buyer and Sellers are unable to agree on the Buyer Estimated NWC, and the amount(s) to be added to or subtracted from the principal amount of the promissory note under the Credit Agreement in accordance with the Net Working Capital provisions of this Section 1.5 following delivery of the Buyer Estimated NWC, then Sellers shall present any objections or comments in writing to Buyer no later than forty-five (45) days after Sellers’ receipt of the Buyer Estimated NWC, specifying in reasonable detail any objections thereto (the “NWC Dispute Notice”). Buyer and Sellers shall be deemed to have agreed upon all other items and amounts contained in the Buyer Estimated NWC which are not objected to or commented upon by Sellers. If Buyer receives a timely NWC Dispute Notice, Buyer and Sellers shall use reasonable efforts to resolve each item specifically identified on such NWC Dispute Notice (each, an “Item of Dispute”). If within twenty (20) business days after Buyer’s receipt of the NWC Dispute Notice, Buyer and Sellers are unable to resolve informally any Items of Dispute that are the subject of the NWC Dispute Notice and Sellers have not retracted the NWC Dispute Notice, the parties shall submit the Items of Dispute to the Accounting Arbitrator for resolution. For purposes of this Agreement, the “Accounting Arbitrator” means the Los Angeles, California office of Moss Adams, or such other accounting firm of regional or national standing as may be agreed upon in writing by Sellers and Buyer. The Accounting Arbitrator will limit its review to the Items of Dispute, will not undertake any review of any matters other than Items of Dispute specifically identified by the parties as being in dispute, will determine matters in accordance with this Section 1.5, and may not assign a value to any such item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party. The Accounting Arbitrator shall be directed to make a resolution in writing within forty-five (45) days of engagement, and such resolution shall be conclusive and binding on all parties. Buyer, on the one hand, and Sellers, on the other hand, shall each pay the costs and expenses of their own accountants and attorneys and shall bear equally the expense of the Accounting Arbitrator.

(e) To the extent that the aggregate Net Working Capital of the Companies and the Company Subsidiaries as of the Closing Date, as agreed by Sellers and Buyer or as finally determined in accordance with the provisions set forth above (such amount, the “Final NWC Amount”) exceeds Sellers’ Estimated NWC (such excess, the “Final NWC Increase”), then the principal amount of the promissory note under the Credit Agreement (including the prior adjustment to such principal amount pursuant to Section 1.5(b) above and Section 1.6 below, if any) shall be deemed to have been increased, effective as of the Closing Date, by an amount equal to the Final NWC Increase.

(f) To the extent that the Final NWC Amount falls below the Sellers’ Estimated NWC (such shortfall, a “Final NWC Decrease”), then the principal amount of the promissory note under the Credit Agreement (including the prior adjustment to such principal amount pursuant to Section 1.5(b) above and Section 1.6 below, if any) shall be deemed to have been decreased, effective as of the Closing Date, by an amount equal to the Final NWC Decrease.

1.6	Swingline

To provide for the settlement of the intercompany indebtedness outstanding under the Swingline as of Closing, at least two (2) business days prior to the anticipated Closing Date, Coinstar shall prepare in good faith and deliver to Buyer a certificate (the “Swingline Certificate”) reflecting the projected outstanding balance under the Swingline as of the anticipated Closing Date (the “Swingline Closing Balance”). Coinstar shall consult with Buyer during the preparation of the Swingline Certificate and shall provide Buyer with such information and documentation as Buyer may reasonably request to verify the accuracy of the Swingline Closing Balance contained in the Swingline Certificate. At Closing, (a) to the extent that the Swingline Closing Balance is $14,000,000 or less, Buyer shall transfer to Coinstar, by wire transfer of immediately available funds to an account or accounts designated by Coinstar, an amount equal to the Swingline Closing Balance, and (b) to the extent that the Swingline Closing Balance is more than $14,000,000, (i) Buyer shall transfer to Coinstar, by wire transfer of immediately available funds to an account or accounts designated by Coinstar, an amount equal to $14,000,000, and (ii) the principal amount of the promissory note under the Credit Agreement shall be increased, effective as of the Closing Date, by an amount equal to the amount by which the Swingline Closing Balance exceeds $14,000,000. Upon Coinstar’s receipt of the wire transfer and the adjustment, if any, of the promissory note as provided in the immediately preceding sentence, the Swingline shall be terminated without any cost to or continuing obligation by any party thereto.

ARTICLE II - REPRESENTATIONS AND WARRANTIES

OF SELLERS AND THE COMPANIES

As a material inducement to Buyer to enter into and perform its obligations under this Agreement and the other agreements, excluding the Transition Services Agreement, and certificates that are required to be executed pursuant to this Agreement (collectively, the “Operative Documents”), the Sellers jointly and severally hereby represent and warrant to Buyer as of the date of this Agreement and as of the Closing Date as follows in this Article II and as set forth in Exhibit II attached hereto, except as is otherwise specified in the corresponding section or subsection of the Disclosure Schedules attached hereto as Exhibit 2 and Exhibit IIA (collectively, the “Disclosure Schedules”).

Concurrently with the execution and delivery of this Agreement, on the date hereof, Sellers have delivered to the Buyer the Disclosure Schedules attached hereto. The information set forth in each section or subsection of the Disclosure Schedules shall be deemed to provide the information contemplated by, or otherwise qualify, the representations and warranties of the Sellers set forth in the corresponding section or subsection of this Agreement and any other section or subsection of Article II, but only to the extent that it is apparent on the face of the disclosure that it applies to such other section or subsection of Article II.

2.1	Good Title; Capitalization

The authorized capital stock of CEPSI consists of 1,000 shares of common stock, no par value per share, of which 100 shares are validly issued and outstanding, fully paid and nonassessable. The authorized capital stock of CUHL consists of 1,000 shares, of which 828 shares are validly issued and outstanding, fully paid and nonassessable (the “CUHL Stock”). The authorized share capital of UK Holdings is £1,000 divided into 1,000 ordinary shares of £1.00 each, of which 828 £1.00 ordinary shares have been issued and are fully paid. Coinstar owns 100% of the CEPSI Shares and 100% of the CUHL Stock. The UK Holdings Shares are fully paid and beneficially owned and registered in the name of CUHL. The Shares and the Equity Interests in the Domestic Subsidiaries, Non-UK Foreign Subsidiaries and UK Subsidiaries are owned free and clear of any Encumbrance, adverse claim, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities Laws), preemptive right, option or other right to acquire or purchase. Upon the consummation of the sale of the Shares as contemplated hereby, Buyer will have good and marketable title to such Shares and the Equity Interests in the Domestic Subsidiaries, Non-UK Foreign Subsidiaries and UK Subsidiaries, free and clear of any Encumbrance, adverse claim, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities Laws), preemptive right, option or other right to acquire or purchase. No Seller is a party to any other Contract with respect to any capital stock of the Companies and the Company Subsidiaries (other than this Agreement). Except as set forth on in Section 2.1 of the Disclosure Schedules, (a) the Companies and Company Subsidiaries have not violated any Laws in connection with the offer, sale or issuance of their outstanding capital stock, (b) there are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which any of the Sellers, the Companies or the Company Subsidiaries is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold any shares of capital stock or any shares, as applicable, or any other securities convertible, exchangeable or exercisable for any such shares of capital stock or shares, and no equity securities of the Companies or the Company Subsidiaries are reserved for issuance for any purpose, (c) the Companies and the Company Subsidiaries are not obligated to repurchase or otherwise acquire or retire any of their capital stock or share capital, as applicable, (d) there are no shareholder agreements, voting trusts, proxies or other similar agreements or understandings with respect to the voting or transfer of the capital stock or share capital, as applicable, of the Companies or the Company Subsidiaries, and (e) the Equity Interests in the Domestic Subsidiaries and Non-UK Foreign Subsidiaries are validly issued and outstanding, fully paid and nonassessable.

2.2	Authorization

Each of the Sellers and the Companies has all requisite corporate power and corporate authority to enter into this Agreement and to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. All necessary corporate acts and other proceedings required to be taken by Sellers and the Companies to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken and no other action on the part of Sellers or the Companies is necessary to authorize the respective execution and delivery of this Agreement by Sellers and the Companies, the performance by Sellers and the Companies of their obligations under this Agreement or the consummation by Sellers and the Companies of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Sellers and the Companies and constitutes the legal, valid and binding obligation of each of Sellers and the Companies, enforceable against Sellers and the Companies in accordance with its terms; provided that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

2.3	Organization and Authority

Coinstar is an entity duly created, formed and organized, validly existing and in good standing under the laws of the State of Delaware. CEPSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas. UK Holdings is a company duly incorporated under the laws of England and Wales. CUHL is a corporation duly organized and validly existing under the laws of the State of Washington. Each of the Domestic Subsidiaries and Non-UK Foreign Subsidiaries is the type of business entity set forth opposite such Domestic Subsidiary’s and Non-UK Foreign Subsidiary’s respective name in Section 2.6(a) and 2.6(b) of the Disclosure Schedules and is duly organized, validly existing and in good standing under the laws of the jurisdiction set forth opposite such Subsidiary’s name in Section 2.6(a) and 2.6(b) of the Disclosure Schedules. Each of the Companies and the Domestic Subsidiaries and the Foreign Subsidiaries has, as applicable, all requisite corporate power and authority or all requisite limited liability company power and authority to own, lease or otherwise hold its properties and assets as now owned, leased and used and to carry on its business as presently conducted. Each of CEPSI and the Domestic Subsidiaries and the Non-UK Foreign Subsidiaries is duly qualified to do business in each of the jurisdictions in which the character of the properties it occupies or leases or the nature of the business it conducts makes such qualification necessary. Each of the UK Entities is duly qualified to carry on its business in the United Kingdom. Section 2.3 of the Disclosure Schedules lists the directors and officers of each of the Companies and the Company Subsidiaries. Except as set forth on in Section 2.3 of the Disclosure Schedules, Sellers have delivered to Buyer correct and complete copies of each of the Companies’ and the Company Subsidiaries’ Charters and Governing Documents, as amended to date. None of the Companies and/or the Company Subsidiaries is in Breach of any provision of their respective Charters or Governing Documents. There is no pending or threatened Action (or basis therefor) for the dissolution, liquidation, insolvency, or rehabilitation of any Company or Company Subsidiary.

2.4	No Conflict

The execution, delivery and performance by Sellers and the Companies of this Agreement and the other Operative Documents to which such parties are a party and the consummation by Sellers and the Companies of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time, or both), except as disclosed in Section 2.4 of the Disclosure Schedules, (a) violate or conflict with the Charters or Governing Documents of Sellers, the Companies or the Company Subsidiaries, (b) assuming satisfaction of any requirements imposed by the HSR Act, violate or constitute a default under any provision of Law, rule or regulation to which Sellers, the Companies or the Company Subsidiaries are subject or violate, conflict with or constitute a default under any Order, judgment, injunction or decree applicable to Sellers, the Companies or the Company Subsidiaries, (c) require any consent, approval or authorization of, or declaration, filing or registration with, any Person (except for the filing of any required report under the HSR Act and the expiration of the applicable waiting period thereunder, and except for consents and filings that, if not obtained or made, would not, individually or in the aggregate, be material to the Companies or the Company Subsidiaries), (d) violate, breach or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of any of the Companies or the Company Subsidiaries under, or result in the payment of any fee or penalty or result in the creation of an Encumbrance on any of the properties or assets of any of the Companies or the Company Subsidiaries pursuant to, any provision of any agreement, contract, note, bond, mortgage, deed of trust, indenture, lease or other instrument binding on any of the Companies or the Company Subsidiaries or any license, franchise, permit or other similar authorization held by any of the Companies or the Company Subsidiaries, except in the case of this clause (d), for any such violation, conflict, default, right or Encumbrance that would not, individually or in the aggregate, be material to the Companies or the Company Subsidiaries, or (e) (i) result in a default under, breach of, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, Encumbrance, obligation or liability to which either Seller is a party or by which it is bound or to which any assets of either Seller are subject, or (ii) result in the creation of any Encumbrance upon the Shares, except, in the case of this clause (e), for any such consent, approval, authorization, declaration, filing or registration that if not made or obtained would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries. Section 2.4 of the Disclosure Schedules sets forth an accurate and complete list of Material Contracts pursuant to which consents or waivers are required prior to the consummation of the transactions contemplated by this Agreement (whether or not subject to the exceptions set forth with respect to clauses (d) and (e)).

2.5	Powers of Attorney

Except as set forth on in Section 2.5 of the Disclosure Schedules, there are no outstanding powers of attorney executed on behalf of any of the Companies or any Company Subsidiary.

2.6	Company Subsidiaries and Equity Interest

(a) Section 2.6(a) of the Disclosure Schedules sets forth an accurate and complete list of each Subsidiary of the Companies organized under the laws of a state of the United States of America (each, a “Domestic Subsidiary” and, collectively, the “Domestic Subsidiaries”), setting forth for each Domestic Subsidiary the percentage of such Domestic Subsidiary owned by each of the Companies and whether such ownership is direct or indirect (and if indirect, the entity through which the respective Company owns such Domestic Subsidiary).

(b) Section 2.6(b) of the Disclosure Schedules sets forth an accurate and complete list of each Subsidiary of the Companies organized under the laws of a jurisdiction outside of the United States of America and outside of the United Kingdom (each, a “Non-UK Foreign Subsidiary” and, collectively, the “Non-UK Foreign Subsidiaries”), setting forth for each Non-UK Foreign Subsidiary the percentage of such Non-UK Foreign Subsidiary owned by each of the Companies and whether such ownership is direct or indirect (and if indirect, the entity through which the respective Company owns such Non-UK Foreign Subsidiary).

(c) Section 2.6(c) of the Disclosure Schedules sets forth an accurate and complete list of each Subsidiary of the Companies incorporated in England and Wales (each, a “UK Subsidiary” and, collectively, the “UK Subsidiaries”), setting forth for each UK Subsidiary the percentage of such UK Subsidiary owned by each of the Companies and whether such ownership is direct or indirect (and if indirect, the entity through which the respective Company owns such UK Subsidiary).

(d) Except for the Company Subsidiaries set forth in Sections 2.6(a), 2.6(b) and 2.6(c) of the Disclosure Schedules, the Companies do not have any Subsidiaries and except as set forth on in Section 2.6(d) of the Disclosure Schedules, do not, directly or indirectly, own, beneficially or of record, any stock of, shares in, or any other direct or indirect equity interest in, any other company, corporation or business entity or any right (contingent or otherwise) to acquire an equity interest in any other company, corporation or business entity. Except as set forth in Sections 2.6(a), 2.6(b), 2.6(c) or 2.6(d) of the Disclosure Schedules, none of the Companies or the Company Subsidiaries is a member of any partnership or limited liability company, is a participant in any joint venture or similar arrangement constituting a valid legal entity, or is required to make an investment in any other Person.

2.7	Financial Statements

Section 2.7 of the Disclosure Schedules sets forth the unaudited combined balance sheet of the Companies and the Company Subsidiaries as of December 31, 2009, and the related unaudited combined statement of operations of the Companies and the Company Subsidiaries for the year then ended (collectively, including the applicable footnotes to such financial statements, the “Year End Financial Statements”). Section 2.7 of the Disclosure Schedules also sets forth the unaudited combined balance sheet of the Companies and the Company Subsidiaries as of May 31, 2010 (the “Balance Sheet Date”), and the related unaudited combined statement of operations of the Companies and the Company Subsidiaries for the five-month period then ended (collectively, including the applicable footnotes to such financial statements, the “Interim Financial Statements” and, together with the Year End Financial Statements, the “Financial Statements”). The Financial Statements have been prepared solely based upon the books and records of Coinstar and the financial statements of Coinstar relating to the Companies and the Company Subsidiaries and in accordance with the accounting policies and practices set forth on Section 2.7 of the Disclosure Schedules (the “Agreed Accounting Policies”). The Year End

Financial Statements (i) have been prepared in accordance with GAAP (subject to the Agreed Accounting Policies) applied on a consistent basis throughout the period covered thereby, present fairly, in all material respects, the financial position of the Companies and the Company Subsidiaries as of December 31, 2009 and the results of operations of the Companies and the Company Subsidiaries for the year then ended, and are consistent with the books and records of Coinstar, (ii) are accurate and complete (subject to the Agreed Accounting Policies), (iii) have been based on reasonable assumptions, accruals and allocations in accordance with GAAP applied on a consistent basis throughout the period covered thereby (except as set forth in the Agreed Accounting Policies) and (iv) are derived entirely from the books and records of Coinstar and the financial statements of Coinstar prepared in accordance with GAAP included in Coinstar’s filings under the Exchange Act. The Interim Financial Statements (i) have been prepared in accordance with GAAP (subject to the Agreed Accounting Policies) applied on a consistent basis throughout the period covered thereby, present fairly, in all material respects, the financial position of the Companies and the Company Subsidiaries as of the Balance Sheet Date and the results of operations of the Companies and the Company Subsidiaries for the five-month period then ended, and are consistent with the books and records of Coinstar, and except for (A) normal year-end adjustments (which are not material individually or in the aggregate), and (B) the omission of note disclosures required by GAAP, (ii) are accurate and complete (subject to the Agreed Accounting Policies), (iii) have been based on reasonable assumptions, accruals and allocations in accordance with GAAP applied on a consistent basis throughout the period covered thereby (except as set forth in the Agreed Accounting Policies) and (iv) are derived entirely from the books and records of Coinstar and the financial statements of Coinstar prepared in accordance with GAAP to be included in Coinstar’s filings under the Exchange Act. Since the Balance Sheet Date, none of the Sellers has effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP or to conform any Company Subsidiary’s accounting policies and practices to those of any Sellers.

2.8	Absence of Changes or Events

Except as set forth on Section 2.8 of the Disclosure Schedules, since the Balance Sheet Date each of the Companies and the Company Subsidiaries has conducted its respective businesses and operations only in the ordinary course of business, and there have been no events, series of events or the lack of occurrence thereof which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect. Without limiting the foregoing, except as expressly provided in this Agreement and the Disclosure Schedules and Exhibits hereto, since that date, none of the following has occurred:

(a) Neither the Companies nor any Company Subsidiary has leased, transferred, or assigned any assets other than for a fair consideration in the ordinary course of business and sales of assets have not exceeded $100,000 individually or $250,000 in the aggregate.

(b) Neither the Companies nor any Company Subsidiary has entered into any Contract (or series of related Contracts) either involving more than $200,000 or outside the ordinary course of business.

(c) No Encumbrance has been imposed upon any of the assets of the Companies or the Company Subsidiaries.

(d) Neither the Companies nor any Company Subsidiary has made any capital expenditure involving more than $250,000 individually, or series of related capital expenditures involving more than $500,000 in the aggregate, or outside the ordinary course of business.

(e) Neither the Companies nor any Company Subsidiary has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person involving more than $100,000 individually, $250,000 in the aggregate, or outside the ordinary course of business.

(f) Other than with respect to intercompany loans, neither the Companies nor any Company Subsidiary has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Liability for borrowed money or capitalized lease Contract either involving more than $100,000 individually or $250,000 in the aggregate.

(g) Neither the Companies nor any Company Subsidiary has delayed or postponed the payment of accounts payable or other Liabilities either involving more than $100,000 (individually or in the aggregate) or outside the ordinary course of business.

(h) Neither the Companies nor any Company Subsidiary has canceled, compromised, waived, or released any Action (or series of related Actions) either involving more than $150,000 or outside the ordinary course of business.

(i) Other than pursuant to agent agreements entered into in the ordinary course of business, neither the Companies nor any Company Subsidiary has granted any Contracts or any rights under or with respect to any Intellectual Property.

(j) There has been no change made or authorized to be made to the Charters and/or Governing Documents of either the Companies or the Company Subsidiaries.

(k) Neither the Companies nor any Company Subsidiary has issued, sold, or otherwise disposed of any of its Equity Interests.

(l) Neither the Companies nor any Company Subsidiary has declared, set aside, or paid any dividend or made any distribution with respect to its Equity Interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Equity Interests.

(m) Neither the Companies nor any Company Subsidiary has experienced any damage, destruction, or loss (whether or not covered by insurance) to its properties in excess of $150,000 (individually or in the aggregate).

(n) Neither the Companies nor any Company Subsidiary has made any loan to, or entered into any other transaction with, any of its directors, officers, or employees.

(o) Neither the Companies nor any Company Subsidiary has entered into any employment, collective bargaining, or similar Contract or modified the terms of any such existing Contract providing for annual payments in excess of $100,000.

(p) Neither the Companies nor any Company Subsidiary has committed to pay any bonus or granted any increase in the base compensation (i) of any director, officer, or Affiliate of any of the Companies or Company Subsidiaries, or (ii) outside of the ordinary course of business for any of its other employees.

(q) Neither the Companies nor any Company Subsidiary has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or similar Contract for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Domestic Employee Benefit Plan, Disclosed Scheme or Non-UK Foreign Plan).

(r) Neither the Companies nor any Company Subsidiary has made any other change in employment terms (i) for any director or officer of the Companies or Company Subsidiaries, or (ii) outside of the ordinary course of business for any of its other employees.

(s) Neither the Companies nor any Company Subsidiary has made or pledged to make any charitable contribution either involving more than $1,000 (individually or in the aggregate) or outside the ordinary course of business.

(t) There has not been any other occurrence, event, incident, action, failure to act, or transaction with respect to either the Companies or any Company Subsidiary either involving more than $500,000 (individually or in the aggregate) or outside the ordinary course of business;

(u) Neither the Companies nor any Company Subsidiary has committed to any of the foregoing.

(v) Neither the Companies nor any Company Subsidiary has taken any action that would have required the consent of Buyer pursuant to Section 4.1.

2.9	Undisclosed Liabilities

Except as disclosed on Section 2.9 of the Disclosure Schedules, neither of the Companies nor any of the Company Subsidiaries has any Liabilities other than (a) Liabilities disclosed, reflected or reserved in the Financial Statements, (b) Liabilities which have arisen after the Balance Sheet Date in the ordinary course of business of the Money Transfer Business which are not material and are of the same character and nature as the Liabilities disclosed, reflected or reserved in the Financial Statements, and (c) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

2.10	Taxes

(a) Except as set forth in Section 2.10(a) of the Disclosure Schedules, each of the Companies and the Company Subsidiaries has (i) filed or caused to be filed with the appropriate Governmental Entity all material Tax Returns required to be filed by it (taking into account all applicable extensions), and all such Tax Returns were at the time they were filed correct and complete in all material respects, and (ii) paid or accrued (in accordance with GAAP) all material Taxes for which it is liable. There are no liens for Taxes on the assets of any of the Companies or the Company Subsidiaries, other than Permitted Encumbrances.

(b) Except as set forth in Section 2.10(b) of the Disclosure Schedules, there are no unexpired written waivers to extend the statute of limitations applicable to the assessment of any material Taxes for which any of the Companies or the Company Subsidiaries may be liable. No federal, state, local, or non-U.S. tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Companies or any of the Company Subsidiaries. Except as set forth in Section 2.10(b) of the Disclosure Schedules, neither the Companies nor any of the Company Subsidiaries has received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where Companies or the Company Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Companies or any of the Company Subsidiaries. Sellers have delivered or made available to Buyer correct and complete copies of all federal, state, local, and non-U.S. Income Tax Returns of the Companies and the Company Subsidiaries (or the portion of Combined Returns that relate to the Companies or the Company Subsidiaries), examination reports of or with respect to the Companies and the Company Subsidiaries, and statements of deficiencies assessed against or agreed to by or with respect to Companies or any of the Company Subsidiaries filed or received since December 31, 2006.

(c) Except as set forth in Section 2.10(c) of the Disclosure Schedules, none of the Companies or the Company Subsidiaries (i) is a party to any Tax allocation, sharing or similar agreement, other than customary agreements with customers, vendors, lessors and other third parties entered into in the ordinary course of business, (ii) has been a member of an affiliated group filing consolidated Income Tax Returns under Section 1501 of the Code or any similar provision of state, local or non-U.S. Law (other than the group the common parent of which was Coinstar), or (iii) has any present liability for Taxes of any Person (other than its own) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law.

(d) Except as set forth in Section 2.10(d) of the Disclosure Schedules, each of Companies and the Company Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(e) Neither the Companies nor any of the Company Subsidiaries is a party to any agreement, contract, arrangement or plan that could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local, or non-U.S. Tax Law). Neither the Companies nor any of the Company Subsidiaries has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Each of Companies and the Company Subsidiaries has disclosed on its federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Code §6662.

(f) The unpaid Taxes of Companies and the Company Subsidiaries (A) did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statements (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Companies and the Company Subsidiaries in filing their Tax Returns. Since the Balance Sheet Date, neither Companies nor any of the Company Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(g) Neither Companies nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. Income Tax Law) executed on or prior to the Closing Date;

(C) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. Income Tax Law);

(D) installment sale or open transaction disposition made on or prior to the Closing Date; or

(E) prepaid amount received on or prior to the Closing Date.

(h) Except as set forth in Section 2.10(h) of the Disclosure Schedules, each of the Foreign Subsidiaries of Sellers currently has in effect an election pursuant to Treasury Regulations Section 301.7701-3(c) to be treated as disregarded as an entity separate from its owner for U.S. federal tax purposes.

2.11	Property

(a) Except as set forth on Section 2.11 of the Disclosure Schedules, the Companies and the Company Subsidiaries have good and marketable title to, or a valid, binding and enforceable leasehold interest in, all of their properties and assets (including valid leasehold interests in the Real Property described below and those properties and assets reflected on the Financial Statements or acquired by the Companies or the Company Subsidiaries since the Balance Sheet Date), except property sold or otherwise disposed of since the Balance Sheet Date. Except as set forth on Section 2.11 of the Disclosure Schedules, other than assets disposed of in the ordinary course of business since the Balance Sheet Date, all assets shown on the Interim Financial Statements or acquired after the date thereof are owned by the Company free and clear of all Encumbrances (other than Encumbrances disclosed in the Interim Financial Statements and Permitted Encumbrances). Except as set forth on Section 2.11 of the Disclosure Schedules, all of the assets owned or used by the Companies and the Company Subsidiaries are in adequate condition and repair (ordinary wear and tear excepted) for the operation of the Money Transfer Business as currently conducted. For the avoidance of doubt, this Section 2.11(a) is not intended to and does not apply to property or assets included within the definition of Intellectual Property.

(b) Neither CEPSI nor any of the Non-UK Foreign Subsidiaries owns any fee simple interest in any Real Property. Neither UK Holdings nor any of the UK Subsidiaries owns any freehold property.

(c) Section 2.11(c) of the Disclosure Schedules sets forth a list of the addresses of each location at which any furniture, fixtures or equipment of the Companies or any Company Subsidiaries is located or where the Companies or any Company Subsidiary has an office or other place of business. Also set forth in Section 2.11(c) of the Disclosure Schedules is an accurate and complete list of leases of all Real Property leased or subleased by CEPSI, the Domestic Subsidiaries and the Non-UK Foreign Subsidiaries as of the date hereof (the “Non-UK Real Property Leases”), including a list of the lessee and lessor of each of the Non-UK Real Property Leases. Except as set forth on Section 2.11(c) of the Disclosure Schedules, the Companies have made available to Buyer or its counsel accurate and complete copies of all written Non-UK Real Property Leases and written summaries of the terms of any oral Non-UK Real Property Leases. Except as set forth on Section 2.11(c) of the Disclosure Schedules, with respect to each Non-UK Real Property Lease, (i) such lease is valid, binding and enforceable in accordance with its terms against the parties thereto and, to the Knowledge of the Sellers and the Companies, against any other Person with an interest in the Real Property that is the subject of such Non-UK Real Property Lease and will continue to be enforceable on identical terms following the consummation of the transactions contemplated hereby, (ii) the respective Company or Company Subsidiary has performed in all material respects all obligations imposed on it thereunder, (iii) neither the respective Company or Company Subsidiary nor, to the Knowledge of the Sellers and the Companies, any other party thereto is in default thereunder, nor is there any event that with the giving of notice or lapse of time, or both, would constitute a material default thereunder by the respective Company or Company Subsidiary or, to the Knowledge of the Sellers and the Companies, by any other party and (iv) the Companies and each Company Subsidiary, as applicable, is in peaceful and undisturbed possession of the Non-UK Real Property Leases and have not leased or subleased any parcel or any portion of any parcel of any Non-UK Real Property Leases to any other Person, nor assigned its respective interest under any Non-UK Real Property Leases to any third party. The offices and other structures and the personal property of CEPSI and the Non-UK Foreign Subsidiaries are of a quality consistent with industry standards, are in good operating condition and repair, normal wear and tear excepted, are adequate for the uses to which they are being put, and, to the Knowledge of the Sellers and the Companies, comply in all material respects with applicable safety and other Laws and regulations.

(d) Except as set forth on Section 2.11(d) of the Disclosure Schedules, there are no eminent domain, condemnation or other similar Proceedings pending or, to the Knowledge of the Sellers and the Companies, threatened against CEPSI or the Non-UK Foreign Subsidiaries or otherwise affecting any portion of the Real Property that is the subject of the Non-UK Real Property Leases, nor have the Sellers, the Companies or the Company Subsidiaries received any notice of the same.

2.12	Intellectual Property

(a) Section 2.12(a) of the Disclosure Schedules contains a complete list of all of the following that are owned or used by the Companies and/or any Company Subsidiary: (i) patented or registered Intellectual Property; (ii) pending patent applications and applications for other registrations of Intellectual Property; (iii) material unregistered trademarks, unregistered service marks, trade dress, logos, product identifiers, slogans, trade names, or corporate names; (iv) internet domain name registrations; (v) material unregistered copyrights; (vi) computer software (other than commercially available off-the-shelf software purchased or licensed for less than a total aggregate cost of $10,000); (vii) material trade secrets and other confidential business and technical information; and (viii) any other material Intellectual Property used in the operation of the Money Transfer Business as presently conducted by the Companies and the Company Subsidiaries (collectively, “Company Intellectual Property”).

(b) Except as set forth on Section 2.12(b) of the Disclosure Schedules, (i) the Companies and the Company Subsidiaries own and possess all right, title and interest to, or have a valid and enforceable written license or registration to use, all Company Intellectual Property , free and clear of all Encumbrances other than Permitted Encumbrances; (ii) the Company Intellectual Property constitutes all of the Intellectual Property necessary for the operation of the Money Transfer Business as presently conducted by the Companies and the Company Subsidiaries; (iii) the Companies and the Company Subsidiaries have the required number of software licenses on a per computer basis that are required by off-the-shelf software licensors; (iv) the loss or expiration of any Company Intellectual Property would not, singly or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (v) no loss or expiration of any Company Intellectual Property is pending or, to the Knowledge of the Companies or the Company Subsidiaries, threatened or reasonably foreseeable; and (vi) the Companies and the Company Subsidiaries have taken all reasonable steps to maintain and protect the Company Intellectual Property.

(c) Except as described in Section 2.12(c) of the Disclosure Schedules, neither the Companies nor any of the Company Subsidiaries has any obligation to pay any royalties, license fees or other forms of compensation or consideration to any Person for the use of any of the Company Intellectual Property. Except as described in Section 2.12(c) of the Disclosure Schedules, neither the Companies nor any of the Company Subsidiaries have (i) entered into any agreement limiting their right to use any of their material Company Intellectual Property or (ii) granted any license to any Person for the use of any of their material Company Intellectual Property.

(d) With respect to each trademark comprising the Company Intellectual Property that is registered or the subject of a pending application for registration by any of the

Companies or the Company Subsidiaries, all necessary filings, payments and other actions required to be made or taken to maintain such registration or application have been made by the applicable deadline. Section 2.12(d) of the Disclosure Schedules contains a complete and accurate description of each action, filing and payment that must be taken or made on or before the date that is 120 days after the Closing Date in order to maintain such registration or application in full force and effect.

(e) Other than inbound commercially available off-the-shelf software purchased or licensed for less than a total aggregate cost of $10,000, Section 2.12(e) of the Disclosure Schedules lists all licenses to which any of the Companies or the Company Subsidiaries is a party with respect to any third party Intellectual Property. Except as described in Section 2.12(e) of the Disclosure Schedules, (i) all such licenses are in full force and effect, and none of the Companies or the Company Subsidiaries is in breach of, nor has any Company or any Company Subsidiary failed to perform under, any of the foregoing licenses, except for such breach or failure to perform that would not, individually or in the aggregate, have a Company Material Adverse Effect; and (ii) neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will alter, impair or require the consent of any other Person in respect of, or give rise to or cause a right of termination under, or breach of, any such licenses relating to any Company Intellectual Property.

(f) Except as set forth on Section 2.12(f) of the Disclosure Schedules, (i) all of the Company Intellectual Property is valid and subsisting and enforceable; (ii) no claim by any third party has been made, is currently outstanding or to the Knowledge of the Companies or the Company Subsidiaries, is threatened, contesting the validity, enforceability, use or ownership, or asserting misuse, of any of the Company Intellectual Property; (iii) the Companies and the Company Subsidiaries have not infringed or misappropriated, violated or otherwise conflicted with, any Intellectual Property of other Persons or given rise to unfair competition; (iv) to the Knowledge of the Companies and the Company Subsidiaries, there are no facts which indicate a likelihood of any of the foregoing and the Companies and the Company Subsidiaries have not received any notices regarding any of the foregoing (including, without limitation, any demands to license any Intellectual Property from any third party); (v) the Companies and the Company Subsidiaries are not in breach of, or in default under any license of Intellectual Property; (vi) the Companies and the Company Subsidiaries have not entered into any contract, agreement or arrangement, or are subject to any order or decree, which limits their rights in or to any of the Company Intellectual Property; and (vii) to the Knowledge of the Companies and the Company Subsidiaries, the Company Intellectual Property has not been infringed, misappropriated, violated or otherwise conflicted by other Persons and no Person is currently infringing, misappropriating, violating or otherwise conflicting with any Company Intellectual Property.

(g) The Companies and the Company Subsidiaries have taken all commercially reasonable steps to protect the Company’s confidential information and other confidential information and trade secrets provided by any other Person to such parties subject to a duty of confidentiality.

(h) To the Knowledge of the Companies and the Company Subsidiaries, none of the software constituting the Company Intellectual Property (i) contains any bug, defect, or error (including, without limitation, any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that has a material adverse effect on the use, functionality, or performance of such software or any product, service or system containing or used in conjunction with such software; (ii) fails to materially comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such software; or (iii) contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other software routines designed to permit unauthorized access or to disrupt, disable, erase, damage, harm, or otherwise impede in any manner any software, hardware, system, network or data without the consent of the user that has a material adverse effect on the use, functionality or performance of such software.

(i) Except as set forth on Section 2.12(i) of the Disclosure Schedules, no Company Intellectual Property owned by the Companies or any of the Company Subsidiaries, including any software, is, in whole or in part, subject to the provisions of any open source, quasi-open source or other source code license agreement that imposes or could impose any material limitation, restriction or condition on the right or ability of the Companies or any of the Company Subsidiaries to use or distribute such Company Intellectual Property.

2.13	Contracts

2.13.1	Material Contracts

Section 2.13.1 of the Disclosure Schedules contains an accurate and complete list of, every agreement, written or oral, in each of the following categories to which any of the Companies or the Company Subsidiaries is a party to or bound by (each, a “Material Contract”):

(a) employment or consulting agreements (excluding any such contracts or arrangements for which the total compensation for the following year is expected to be less than $100,000 per person) or any severance agreements or “change of control,” “golden parachute,” or bonus or incentive compensation agreements (including any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation or other similar agreements) with, or for the benefit of, its current or former employees, officers or directors or managers (as applicable) of the Companies and the Company Subsidiaries;

(b) employee collective bargaining agreements or other contracts with any labor union;

(c) leases, rentals, occupancy, installment and conditional sale agreements or similar agreements not made in the ordinary course of business under which a Company or a Company Subsidiary is a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party at an annual payment in excess of $100,000 or which are not terminable by a Company or Company Subsidiary on ninety (90) days’ notice without penalty or premium;

(d) Contracts that involve the obligation of a Company or a Company Subsidiary to purchase materials, supplies, equipment or services from others for payment of more than $100,000 or which are not terminable by a Company or Company Subsidiary on ninety (90) days’ notice without penalty or premium, or which may result in a material loss to the Companies and/or a Company Subsidiary;

(e) Contracts (excluding purchase orders, sales orders or invoices) that involve the sale of assets or properties of a Company or a Company Subsidiary for more than $100,000 or the obligation of a Company or Company Subsidiary to deliver products or services to third parties for annual payment of more than $100,000 or which are not terminable by a Company or Company Subsidiary on ninety (90) days’ notice without penalty or premium;

(f) Contracts pursuant to which a Company or a Company Subsidiary has acquired or agreed to acquire an equity interest in or all or substantially all of the assets or business of any other entity or Person;

(g) excluding the Swingline and any intercompany loans among the Sellers, Companies and/or Company Subsidiaries which will be terminated pursuant to Section 4.16 of this Agreement, agreements, credit or financing instruments or contracts under which a Company or a Company Subsidiary has borrowed any money or issued any note, bond, indenture or other similar evidence of indebtedness or guaranteed indebtedness, liabilities or obligations of others, in each case for an amount in excess of $100,000 (other than endorsements for the purpose of collection in the ordinary course of business);

(h) mortgages, pledges, security agreements, deeds of trust or other documents, in each case granting a lien (including liens upon properties acquired under conditional sales, capital leases or other title retention or security devices) securing obligations in excess of $100,000;

(i) agreements that contain express restrictions that materially limit the ability of a Company or a Company Subsidiary to conduct its business in the ordinary course and which are not terminable by a Company or Company Subsidiary on ninety (90) days’ notice without penalty or premium;

(j) agreements between a Company or a Company Subsidiary and any officer or director or manager (as applicable) of a Company or a Company Subsidiary or any Affiliate of any such officer or director or manager (as applicable), except for employment arrangements in the ordinary course of business;

(k) any Contracts concerning any partnerships, joint ventures, limited liability companies or similar arrangements;

(l) Contracts that require individual capital expenditures after the date hereof in an amount in excess of $100,000 (or $250,000 in the aggregate) and which are not terminable by a Company or Company Subsidiary on ninety (90) days’ notice without penalty or premium;

(m) any Contracts pursuant to which funds have been advanced or loaned, or invested in, any other Person in amounts exceeding $100,000 in the aggregate outside the ordinary course;

(n) other Contracts, including customer and agent contracts, that involve aggregate annual payments, including any amounts retained by agents, of more than $100,000;

(o) Other Contracts, excluding agent contracts, that obligate a Company to make aggregate payments of more than $250,000; and

(p) any agreements or Contracts with any Governmental Entity.

2.13.2	No Breach of Material Contracts

Except as set forth on Section 2.13.2 of the Disclosure Schedules, all Material Contracts are valid, binding and enforceable against each of the parties thereto, in accordance with their respective terms and are in full force and effect and will continue to be enforceable on identical terms following the consummation of the transactions contemplated hereby. Except as set forth on Section 2.13.2 of the Disclosure Schedules, (i) the Companies and the Company Subsidiaries have performed all obligations required to be performed by them and they are not in default under or in breach of nor in receipt of any claim of default or breach under any Material Contract; (ii) no event has occurred which with the passage of time or the giving of notice or both would result in such a default, breach or event of noncompliance by the Companies or any Company Subsidiaries under any such Material Contract; and (iii) to the Knowledge of the Sellers and the Companies (A) no such Material Contract is currently subject to or is expected to be subject to, cancellation, termination or any other material modification or repudiation by the other party thereto or is subject to, or is expected to be subject to, any penalty, right of set off or other charge by the other party thereto for late performance or delivery, and (B) there is no breach or anticipated breach by the other parties to any such Material Contract.

2.13.3	Availability of Material Contracts

Buyer has been supplied with a true and correct copy of each of the written agreements that are referred to in Section 2.13.1, together with all written amendments, waivers or other changes thereto as well as a written summary setting forth the terms and conditions of each oral Contract referred to in Section 2.13.1.

2.14	Litigation

Section 2.14 of the Disclosure Schedules sets forth an accurate and complete list of each lawsuit, Claim, Proceeding or investigation instituted and served upon any of the Companies and the Company Subsidiaries or filed, pending or, to the Knowledge of the Sellers, threatened against any of the Companies or the Company Subsidiaries or any of their properties, assets, operations or businesses (including any of their respective shareholders, directors, officers, or employees with respect to the business of the Companies and the Company Subsidiaries) in the last three (3) years in which the damages claimed against the respective Company, Company Subsidiary or other party related thereto exceed $50,000, other than ordinary course workers’ compensation Proceedings, or which challenge or seek to enjoin or delay this Agreement or any action to be taken in connection herewith or that would materially and adversely affect the Companies or the Company Subsidiaries, including their ability to perform their obligations under this Agreement or to consummate the transactions contemplated hereby. To the Knowledge of the Sellers, there is no reasonable basis for any of the foregoing. Section 2.14 of the Disclosure Schedules sets forth an accurate and complete list of each lawsuit, Claim, Proceeding or investigation instituted and served by the Companies or any Company Subsidiary against any Person during the last three (3) years, excluding Claims relating to collection and settlement of accounts filed in the ordinary course of business of the Companies and Company Subsidiaries. Except as disclosed in Section 2.14 of the Disclosure Schedules, there are no judgments, Orders, decrees or injunctions of any Governmental Entity against or affecting any of the Companies or the Company Subsidiaries or any of their respective properties, assets, operations or businesses that expose any of the Companies or Company Subsidiaries to, and neither the Companies nor any Company Subsidiary has received any written opinion or memorandum from legal counsel to the effect that it is exposed from a legal standpoint to, any material Liabilities. None of the Companies or the Company Subsidiaries is in default under any judgment, Order or decree. Also set forth on Section 2.14 of the Disclosure Schedules is a brief description of any lawsuit, Claim or Proceeding instituted against the Companies or any Company Subsidiary that has been settled, dismissed or resolved since January 1, 2005, including amounts paid to the other party to settle, dismiss or resolve such actions, except for any (a) collection and settlement of accounts lawsuits, Claims or Proceedings filed in the ordinary course of business of the Companies and Company Subsidiaries, and (b) ordinary course workers’ compensation lawsuits, Claims or Proceedings.

2.15	Insurance

Set forth in Section 2.15 of the Disclosure Schedules is an accurate and complete list of all policies of insurance held by, or the premiums on which are paid (in whole or in part) by, any of the Companies and the Company Subsidiaries (setting forth the type of coverage, the annual premiums, deductibles, insurance carrier, policy number, policy period and coverage amounts therefor and an indication whether such policy is on a “claims made” or “occurrence” basis). Except as specified in Section 2.15 of the Disclosure Schedules, (i) all such policies are in full force and effect and will continue to be in full force and effect following the transactions contemplated hereby, and none of the limits contained in any such policy has been exhausted or materially reduced, and (ii) all premiums due and payable by the Companies or the Company Subsidiaries thereon have been paid in full or accrued on the Financial Statements and the respective Company or Company Subsidiary has not received any written notice of cancellation, amendment or dispute as to coverage with respect to any such policies. Section 2.15 of the Disclosure Schedules sets forth a list of (i) claims asserted since April 30, 2006, that were reported to insurance carriers or the subject of self insurance with respect to (1) CUHL and its subsidiaries and/or (2) Coinstar Money Transfer SAS (together, the “European Operations Subsidiaries”) and (ii) claims asserted since January 1, 2008 that were reported to insurance carriers or the subject of self insurance with respect to the Company and/or the Company Subsidiaries other than the European Operations Subsidiaries. The Companies and the Company Subsidiaries are not in default with respect to their obligations under any insurance policy maintained by them and, no premiums will be due after the Closing under any such policy for coverage for periods prior to the Closing with respect to which no accrual is made or reflected in the Financial Statements. The insurance coverage of the Companies and the Company

Subsidiaries is of a kind and type routinely carried by firms of similar size engaged in similar lines of business and is sufficient to comply with the insurance obligations of the Companies and the Company Subsidiaries in each of their contracts and agreements. There are no gaps in historical coverage under any such policy; the Companies and the Company Subsidiaries and their assets and properties are insured in amounts no less than is required by applicable Law or any contract or agreement or lease to which the Companies and/or the Company Subsidiaries are a party; all premiums due and payable under such policies and bonds have been paid in all material respects by the Companies and the Company Subsidiaries; all claims, litigation and circumstances and occurrences that could give rise to a claim that would be covered by such policies have been properly reported to and accepted by the applicable insurer; there is no claim pending under any such policy that has been denied or rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any portion of such claims; and the Companies and the Company Subsidiaries have no Knowledge of a threatened termination of, or material premium increase with respect to, any of such policies.

2.16	Employee Benefit Plans

2.16.1	Employee Benefit Plan Listing and Documents

Section 2.16.1 of the Disclosure Schedules contains a complete and accurate list of all Employee Benefit Plans sponsored or contributed to by CEPSI or any of the Domestic Subsidiaries for the benefit of any current or former employee of CEPSI or any of the Domestic Subsidiaries or with respect to which CEPSI or any of the Domestic Subsidiaries has any material liability (each, a “Domestic Employee Benefit Plan” and, collectively, the “Domestic Employee Benefit Plans”). CEPSI has delivered or made available to Buyer, with respect to each Domestic Employee Benefit Plan (to the extent applicable thereto), true, correct and complete copies of (i) the plan document, as currently in effect, or, if such Domestic Employee Benefit Plan is not in writing, a written description of such Domestic Employee Benefit Plan; (ii) the three most recent annual reports (Form 5500 series and all schedules thereto) filed with respect to such Domestic Employee Benefit Plan; (iii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed with respect to such Domestic Employee Benefit Plan; (iv) the most recent determination letter issued by the IRS with respect to such Domestic Employee Benefit Plan; and (v) any trust, insurance contract or other material document related to any Domestic Employee Benefit Plan (other than the Coinstar, Inc. 401(k) Retirement Savings Plan).

2.16.2	Compliance

Each Domestic Employee Benefit Plan has been maintained, funded and administered in all material respects in accordance with its terms and in compliance with applicable Law, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code. None of the Sellers, CEPSI, the Domestic Subsidiaries, or the employees of any of the foregoing or, to the Knowledge of the Sellers and the Companies, any other Person (a) has engaged in a prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to which CEPSI and the Domestic Subsidiaries would incur a material liability or penalty under Section 4975 of the Code or

Section 502(i) of ERISA or (b) has breached its fiduciary duties under ERISA with respect to any Domestic Employee Benefit Plan in such a way as would result in a material liability to CEPSI and the Domestic Subsidiaries. All contributions and premium payments required to be made by CEPSI and the Domestic Subsidiaries to the Domestic Employee Benefit Plans have been timely made or properly accrued in accordance with applicable law and past practice, except as would not result in a material liability to CEPSI and the Domestic Subsidiaries. CEPSI, the Domestic Subsidiaries and each ERISA Affiliate has complied in all material respects with the applicable requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and any similar state Law.

2.16.3	Qualification

Each Domestic Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (i) is the subject of an unrevoked favorable determination letter from the IRS, (ii) has remaining a period of time under the Code or applicable Treasury Regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (iii) is a prototype plan or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan. To the Knowledge of the Sellers and the Companies, nothing has occurred that would reasonably be expected to adversely affect the tax-qualified status of any such Domestic Employee Benefit Plan.

2.16.4	Pension Plans

None of CEPSI, the Domestic Subsidiaries or ERISA Affiliates sponsors or contributes to or, at any time during the last six (6) years, has sponsored or contributed to (or had any liability with respect to) any employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code (including, without limitation, any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA).

2.16.5	Post-Termination Welfare Benefits

Except as disclosed on Section 2.16.5 of the Disclosure Schedules, none of the Domestic Employee Benefit Plans provides life insurance, medical or other welfare benefits (within the meaning of Section 3(1) of ERISA) to any employee or former employee of CEPSI or the Domestic Subsidiaries after his or her retirement or other termination of employment, and CEPSI and the Domestic Subsidiaries have never represented, promised or contracted to any employee or former employee that such benefits would be provided, except (i) to the extent required by applicable Law, including, without limitation, Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, and (ii) conversion rights.

2.16.6	Suits, Claims and Investigations

There are no actions, suits or Claims (other than routine claims for benefits) pending or, to the Knowledge of the Sellers and the Companies, threatened with respect to (or against the assets of) any Domestic Employee Benefit Plan or Non-UK Foreign Plan. No Domestic Employee Benefit Plan or Non-UK Foreign Plan is currently under investigation, audit or review, directly or indirectly, by any Governmental Entity and, to the Knowledge of the Sellers and the Companies, no such action is contemplated or under consideration by any Governmental Entity.

2.16.7	Non-UK Foreign Plans

Each material employee benefit plan, policy and arrangement sponsored or contributed to by any of the Non-UK Foreign Subsidiaries that is mandated by a Governmental Entity, or is subject to the laws of a jurisdiction, outside of the United States and the United Kingdom (each, a “Non-UK Foreign Plan” and, collectively, the “Non-UK Foreign Plans”) that is intended to qualify for special tax treatment meets all of the requirements for such treatment and has obtained all necessary approvals of all relevant Governmental Entities. No Non-UK Foreign Plan has any material unfunded liabilities, determined in accordance with GAAP, that have not been fully accrued on the Financial Statements or that will not be fully offset by insurance. All Non-UK Foreign Plans are registered where required by, and are in compliance under, all applicable Laws, except for failures that would not result in a material liability to CEPSI, the Domestic Subsidiaries or the Non-UK Foreign Subsidiaries.

2.16.8	Effect of Transactions

Except to the extent required by Law, the transactions contemplated by this Agreement shall not result in the acceleration or vesting of any benefit or payment due under any Domestic Employee Benefit Plan or any material Contract or trigger any severance or change of control obligations or payments to any current or former employee or director of the CEPSI, the Domestic Subsidiaries or the Non-UK Foreign Subsidiaries.

2.17	Compliance With Applicable Laws

(a) Except as set forth in Section 2.17(a) of the Disclosure Schedules, the Companies, the Company Subsidiaries, and their properties and assets are in compliance with all applicable Laws, except for any Immaterial Non-Compliance. None of the Companies or the Company Subsidiaries has received any written communication from any Governmental Entity that alleges that any of the Companies, the Company Subsidiaries, or to the Knowledge of the Companies and Company Subsidiaries, their respective agents, is in violation of any applicable Law, the substance of which communication has not been resolved. To the Knowledge of the Sellers, the Companies and the Company Subsidiaries, excluding routine Title 31 or state money transmission audits, (i) there is no threatened investigation, inquiry or Action (and to the Knowledge of the Companies and Company Subsidiaries, there is no basis therefor) against the Sellers, the Companies, the Company Subsidiaries or their respective agents alleging any failure to so comply with any applicable Law, and (ii) there are no pending audits, inquiries, investigations, claims, notices or demands for duties, fines, penalties, seizures, forfeitures, removal of personnel or liquidated damages by any Governmental Entity alleging the failure to comply with applicable Law by the Companies, the Company Subsidiaries or their respective agents. To the Knowledge of the Sellers, the Companies and the Company Subsidiaries, (i) none of the Companies, the Company Subsidiaries or their respective agents has committed any acts or omissions that could reasonably give rise to any such inquiry, investigation, claim, notice or demand and (ii) no inquiry, investigation, claim, notice or demand has been threatened.

(b) Without limiting the generality of the immediately preceding subsection (a), except as set forth in Section 2.17(b) of the Disclosure Schedules, the Companies and the Company Subsidiaries have acted in conformity with all applicable Laws, including, but not limited to, all applicable Laws pertaining to export controls, economic sanctions, national security controls, and similar regulations of international commerce, including the U.S. Export Administration Regulations, 15 C.F.R. pt. 730 et seq., the U.S. antiboycott rules, 15 C.F.R. pt. 760 et seq. and 26 U.S.C. § 908 and 999, the Office of Foreign Assets Control regulations, 31 C.F.R. pt. 500 et seq., and all applicable non-U.S. counterparts or equivalents of the foregoing. Also, without limiting the generality of the immediately preceding subsection (a), the Companies and the Company Subsidiaries and their respective employees and agents have acted in conformity with all applicable Laws pertaining to corrupt, illegal or unauthorized payments, including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq., and all relevant and applicable non-U.S. counterparts or equivalents of the foregoing, and neither the Companies nor any Company Subsidiary, nor any director, officer, or, any agent or employee of the Companies or any Company Subsidiary, or to the Knowledge of the Companies or any Company Subsidiary, any other Person associated with or acting for or on behalf of the Companies or any Company Subsidiary, has directly or indirectly (i) made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Companies, the Company Subsidiaries or any Affiliates thereof, or (D) in violation of any applicable Law; (ii) established or maintained any fund or asset or made any disbursement or payment that has not been accurately recorded and described in the books and records of the Company and/or the Company Subsidiaries; or (iii) has been convicted of any crime in connection with the business of the Companies and the Company Subsidiaries.

(c) Without limiting the generality of the immediately preceding subsections (a) and (b), except as set forth in Section 2.17(c) of the Disclosure Schedules, the Companies have acted in conformity with all applicable U.S. anti-money laundering Laws (e.g., 18 U.S.C. §§ 1956-57, 18 U.S.C. § 1960 and 31 U.S.C. §§ 5311-32) and all applicable non-U.S. counterparts or equivalents of the foregoing.

2.18	Licenses; Permits

The Companies and the Company Subsidiaries possess all Permits required to be obtained for operation of the Money Transfer Business as currently conducted. Except as set forth in Section 2.18 of the Disclosure Schedules, all Permits of the Companies and the Company Subsidiaries are validly held by or issued to the Companies and the Company Subsidiaries and are in full force and effect, there are no violations of such Permits that would result in a termination of such Permits and the Sellers, the Companies and the Company Subsidiaries have not received notice that any of such Permits would not be renewed by any Governmental Entity. There are no pending or, to the Knowledge of the Sellers, the Companies and the Company Subsidiaries, threatened Proceedings seeking to limit, modify or rescind any Permits. None of the Permits required for operation of the businesses of any Companies or any Company Subsidiaries will be subject to suspension, modification or revocation or require the transfer or reissuance by any Governmental Entity as a result of this Agreement or the consummation of the transactions contemplated hereby.

2.19	Money Transfer Business

Except as set forth in Section 2.19 of the Disclosure Schedules, the Companies and the Company Subsidiaries own the assets and hold the legal rights necessary to carry on the Money Transfer Business as now conducted by the Companies and the Company Subsidiaries in all material respects.

2.20	Environmental Matters

To the Knowledge of the Sellers and the Companies, the Companies and the Company Subsidiaries have complied with and are in compliance in all material respects with all federal, state, foreign, provincial and local statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees applicable to them or any of their properties, assets, operations or business relating to environmental protection, including, without limitation, standards relating to air, water, land and the generation, storage, transportation, treatment or disposal of solid waste and hazardous waste (“Environmental Laws”), except for noncompliance that would not, individually or in the aggregate, be material to the Companies or the Company Subsidiaries. To the Knowledge of the Sellers and the Companies and except as set forth in Section 2.20 of the Disclosure Schedules, none of the Sellers, the Companies or the Company Subsidiaries has received any written or oral notice, report or other information regarding any actual or alleged violation of any Environmental Laws with respect to the Companies, the Company Subsidiaries or the Money Transfer Business. None of the Companies or the Company Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance in a manner that could give rise or could reasonably be foreseen to give rise to liabilities, including any liability for response costs, corrective action costs, personal injuries, natural resource damages or attorneys’ fees or any investigative, corrective action or remedial obligations pursuant to any Environmental Law, except for liabilities that would not, individually or in the aggregate, be material to the Companies or the Company Subsidiaries. To the Knowledge of the Sellers and the Companies, none of the following exists at any of the Real Property: (a) underground storage tanks; (b) friable asbestos-containing material; (c) materials or equipment containing polychlorinated biphenyls; or (d) landfills or open dumps, surface impoundments or hazardous waste disposal areas.

2.21	Employee and Labor Matters

Except as set forth in Section 2.21 of the Disclosure Schedules, none of CEPSI, the Domestic Subsidiaries or the Non-UK Foreign Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other labor union contract applicable to Persons employed by CEPSI, the Domestic Subsidiaries or the Non-UK Foreign Subsidiaries, and no collective bargaining agreement is being negotiated by CEPSI, the Domestic Subsidiaries or the Non-UK Foreign Subsidiaries. Except as set forth in Section 2.21 of the Disclosure Schedules, there is no labor strike, or organized labor dispute, or material work stoppage or lockout actually pending or, to the Knowledge of the Sellers and the Companies, threatened against or affecting CEPSI or the Domestic Subsidiaries or the Non-UK Foreign Subsidiaries. Except as set forth in Section 2.21 of the Disclosure Schedules, there is no contract of employment (written or oral, express or implied) existing between any employee and CEPSI, the Domestic Subsidiaries or the Non-UK Foreign Subsidiaries, that would be breached by Buyer terminating such employee without cause, at any time, without advance notice. Except as set forth in Section 2.21 of the Disclosure Schedules, (a) CEPSI, the Domestic Subsidiaries and the Non-UK Foreign Subsidiaries are in compliance with all applicable Laws relating to employment and employment practices, wages, hours, and terms and conditions of employment, occupational safety, discrimination, immigration, and the payment of payroll-related taxes and other required taxes, including social security taxes, except for such noncompliance that would not individually or in the aggregate be material to the Company and the Company Subsidiaries; (b) there are no charges against CEPSI, the Domestic Subsidiaries or the Non-UK Foreign Subsidiaries pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; (c) there is no unfair labor practice charge or complaint against CEPSI, the Domestic Subsidiaries or the Non-UK Foreign Subsidiaries pending or, to the Knowledge of the Sellers and the Companies, threatened before the National Labor Relations Board or any comparable state or foreign agency; and (d) there is no plan or intention, to the Knowledge of the Sellers and the Companies, of any employee of CEPSI, the Domestic Subsidiaries or the Non-UK Foreign Subsidiaries to take any action that would adversely affect the business of the Sellers.

2.22	Transactions With Certain Persons

Except as set forth in Section 2.22 of the Disclosure Schedules, no officer, director or manager (as applicable) of the Companies or the Company Subsidiaries or any Affiliate of any such Person nor any member of any such Person’s immediate family is a party to any contract, agreement, transaction or other arrangement with the Companies or the Company Subsidiaries (a) providing for the furnishing of services (except in such Person’s capacity as an officer, director, manager or employee), (b) providing for the rental of real or personal property to or from any such Person, (c) providing for a loan or advance of funds to or from any such Person, or (d) otherwise requiring payments (other than for services as an officer, director, manager or employee) to or from any such Person.

2.23	Company Books and Records

Except as set forth in Section 2.23 of the Disclosure Schedules, the Companies have furnished to Buyer for examination accurate and complete copies of (a) the Charter and Governing Document of each of the Companies and the Company Subsidiaries as currently in effect, including all amendments thereto, (b) the minute books of each of the Companies and the Company Subsidiaries, and (c) the stock transfer books of the Companies and the Company Subsidiaries, or, in each case, the relevant local equivalent in the jurisdiction of incorporation, collectively, the “Books and Records.” At the Closing, all of the Books and Records will be in the possession of the Companies and Company Subsidiaries.

2.24	No Broker or Finder; No Transaction Bonuses

Except as set forth in Section 2.24 of the Disclosure Schedules, (i) none of the Sellers, the Companies or the Company Subsidiaries has any liability or obligation, directly or indirectly, to pay any fees or commissions to any investment banker, broker, finder or financial advisor with respect to the transactions contemplated by this Agreement, and (ii) there are no special bonuses or other similar compensation payable by the Sellers, the Companies or the Company Subsidiaries to any of their respective directors, officers, employees or consultants in connection with the transactions contemplated hereby. Notwithstanding anything contained herein to the contrary and except as set forth in Section 2.24 of the Disclosure Schedules, the Sellers are solely responsible for all brokerage commissions or other compensation set forth in Section 2.24 of the Disclosure Schedules.

2.25	Receivables

All work in process and all Receivables reflected on the Financial Statements represent bona fide transactions, arose in the ordinary course of business of the Companies and the Company Subsidiaries and are properly reflected on their books and records. All of the Receivables are good and collectible in accordance with past practice and the terms of such Receivables without any set off or counterclaims, subject only to any provision, reserve or similar adjustment for bad debts reflected on the balance sheet included in the Interim Financial Statements. To the Knowledge of the Sellers, the Companies and the Company Subsidiaries, no customer or supplier of the Companies and/or any Company Subsidiary has any basis to believe that it has or would be entitled to any payment terms other than terms in the ordinary course of business, including any prior course of conduct. No agreement for deduction, free goods, discount or other adjustment has been made with respect to such Receivables, and to the Knowledge of Sellers, no Person has any Encumbrance on any such Receivables or any part thereof.

2.26	Agents

Section 2.26 of the Disclosure Schedules sets forth the names for the fifty largest third party agents of the Companies and the Company Subsidiaries and all third party agents that account for more than 5% of the revenue generated by the Companies and the Company Subsidiaries in the Money Transfer Business during the year ended December 31, 2009 (individually, a “Major Agent”). No Major Agent has terminated, materially reduced or otherwise materially altered its business with the Companies or any Company Subsidiaries since such date and no Major Agent has notified the Companies or any Company Subsidiaries of any material dispute, grievance or complaint relating to or arising out of its relationship with the Companies or any Company Subsidiaries. To the Knowledge of the Sellers and the Companies, no Major Agent intends to terminate, materially reduce or otherwise materially alter its business with the Companies or any Company Subsidiaries, and no Major Agent intends to bring any dispute, grievance or complaint relating to or arising out of its relationship with the Companies or any Company Subsidiaries. To the Knowledge of the Sellers and Companies, no Major Agent is threatened with bankruptcy or insolvency.

2.27	Disclosure

Neither this Agreement nor any of the schedules, attachments or exhibits hereto contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Sellers to enter into and perform their obligations under this Agreement and the Operating Documents, Buyer hereby represents and warrants to Sellers as of the date of this Agreement and as of the Closing Date as follows in this Article III:

3.1	Organization and Authority

Buyer is an entity duly created, formed and organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and corporate authority to own, lease or otherwise hold its properties and assets as now owned, leased and used and to carry on its business as presently conducted.

3.2	Authorization

Buyer has all requisite corporate power and corporate authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. All necessary corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken and no other action on the part of Buyer is necessary to authorize the execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations under this Agreement or the consummation by Buyer of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms; provided that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

3.3	No Conflict

The execution, delivery and performance by Buyer of this Agreement and the other Operative Documents to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time, or both) (a) violate or conflict with the governing documents of Buyer, (b) assuming satisfaction of any requirements imposed by the HSR Act, violate or constitute a default under any provision of Law, rule or regulation to which Buyer is subject or violate, conflict with or constitute a default under any Order, judgment, injunction or decree applicable to Buyer, (c) require any consent, approval or authorization of, or declaration, filing or registration with, any Person (except for the filing of any required report under the HSR Act and the expiration of the applicable waiting period thereunder, and except for consents and filings that, if not obtained or made, would not, individually or in the aggregate, have be material to the Buyer), or (d) violate, breach or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Buyer under, or result in the payment of any fee or penalty or result in the creation of an Encumbrance on any of the properties or assets of Buyer pursuant to, any provision of any agreement, contract, note, bond, mortgage, deed of trust, indenture, lease or other instrument binding on Buyer or any license, franchise, permit or other similar authorization held by Buyer, except in the case of this clause (d), for any such violation, conflict, default, right or lien that would not, individually or in the aggregate, be material to the Buyer.

3.4	Financing

The Buyer will have at Closing, cash balances and the ability to borrow funds as contemplated by this Agreement and the Credit Agreement that are sufficient in aggregate to pay the Closing Cash Payment to Sellers and the amounts to be paid to parties as contemplated under this Agreement and the Operative Documents, including but not limited to, the amounts payable under Section 1.6 of this Agreement, and the fees and expenses incurred by Buyer in connection with the transactions contemplated hereby and thereby. The cash balances of Buyer are not subject to or contingent or conditioned upon any type of financing commitment, Indebtedness or Encumbrance with respect to any other Person.

3.5	Accredited Investor; Investment Intent

Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. Buyer is a sophisticated investor, is able to fend for itself in the transactions contemplated by this Agreement, and has such knowledge and experience in financial and business matters that it is capable of evaluating for itself the merits and risks of the transactions contemplated by this Agreement. The Shares are being acquired by Buyer pursuant to this Agreement solely for its own account, for investment only and not with a view to any public distribution thereof.

3.6	Litigation; Decrees

There are no lawsuits, Claims, Proceedings, investigations, injunctions, judgments, Orders or decrees pending or threatened which challenge or seek to enjoin or delay this Agreement or the transactions contemplated hereby or that would materially and adversely affect Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

3.7	Required Consents, Approvals, Notices

To the Knowledge of the Buyer, there are no facts or circumstances that could reasonably be expected to prevent Buyer from obtaining or making, or to be unable to obtain or make, as applicable, any of the permits, consents, approvals, authorizations, qualifications or other filings or notifications contemplated by this Agreement and the Operative Documents and required to be obtained or made by Buyer in order to consummate the transactions contemplated hereby and thereby.

ARTICLE IV - COVENANTS

The Sellers, the Companies and Buyer agree as follows in this Article IV.

4.1	Interim Operations

During the period from the date of this Agreement to the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to Section 6.1 (except (w) as may be required by Law, (x) with the prior written consent of Buyer which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement, or (z) as set forth in Section 4.1 of the Disclosure Schedules), the business of the Companies and the Company Subsidiaries shall be conducted only in the ordinary course consistent with past practice in all material respects, and, to the extent consistent therewith, the Sellers and the Companies shall use commercially reasonable efforts to (i) preserve intact the Companies’ and the Company Subsidiaries’ current business organization and (ii) preserve the Companies’ and the Company Subsidiaries’ relationships with customers, licensors, employees, vendors, banks and financial institutions, and others having business dealings with them. Subject to compliance with applicable Law, from the date hereof until the earlier to occur of the Closing or the Termination Date, Sellers, the Companies and the Company Subsidiaries will confer as reasonably requested by Buyer with one or more representatives of Buyer to report on operational matters and the general status of the Companies and the Company Subsidiaries’ ongoing business, operations and finances and will promptly provide to Buyer or its representatives copies of all filings that the Companies and Company Subsidiaries make with any Governmental Entity during such period. Without limiting the generality of the foregoing, prior to the Closing Date, except (w) as may be required by Law, (x) with the prior written consent of Buyer which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement, or (z) as set forth in Section 4.1 of the Disclosure Schedules, the Companies and the Company Subsidiaries will not, and the Sellers will not cause the Companies or the Company Subsidiaries to:

(a) sell, pledge, dispose of or encumber any of their assets, except inventory or obsolete or excess equipment sold in the ordinary course of business consistent with past practice (which, individually and in the aggregate, do not account for more than $100,000 in the value of all assets reflected in the Financial Statements);

(b) with respect to the Companies and Company Subsidiaries, issue, sell, pledge or dispose of any additional shares or interests (as applicable), or any options, warrants or rights of any kind to acquire any shares or interests (as applicable) with respect to the Companies or Company Subsidiaries;

(c) cause, or take or omit to take any action to allow, any Material Contract to lapse (other than in accordance with its terms), or to be modified, other than in the ordinary course of business;

(d) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

(e) incur any Indebtedness other than intercompany Indebtedness among any of the Sellers, the Companies and Company Subsidiaries for borrowed money or guarantee any such Indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(f) make any increase in compensation to any Company or Company Subsidiary employees or any change in personnel policies, employee benefits or other compensation arrangements affecting the employees of the Companies or the Company Subsidiaries, other than immaterial changes in personnel policies made in the ordinary course of business consistent with past practice;

(g) take any action to institute any new severance or termination pay practices with respect to any of their directors or managers (as applicable), officers or employees or to increase the benefits payable under their severance or termination pay practices;

(h) adopt or amend, in any material respect, except as contemplated hereby or as may be required by applicable Law or Order, any Domestic Employee Benefit Plan, any Non-UK Foreign Plan, the GPPP, the Life Assurance Scheme or the GIPI Scheme;

(i) make or pay any dividend, distribution or interest or principal payment with respect to the Shares;

(j) make any change in accounting practices or policies except as required by GAAP (provided that Sellers provide advance notification to Buyer and provided that no such change affects the Financial Statements or the determination of Net Working Capital);

(k) cause, or take or omit to take any action to allow, any governmental license, permit, consent, approval, authorization or qualification of the Companies or the Company Subsidiaries to lapse; or

(l) agree or otherwise commit to take any of the actions described in the foregoing.

4.2	Access to Information

The Sellers and Companies shall afford to officers, employees, counsel, investment bankers, accountants and other authorized representatives (“Representatives”) of Buyer full and complete access, unless otherwise provided by applicable Law, in a manner not disruptive to the operations of the business of the Sellers or the Companies, at all reasonable business hours and upon reasonable notice throughout the period prior to the Closing Date, to the properties, books, records, Contracts, documents and personnel of the Companies and the Company Subsidiaries and, during such period, shall furnish promptly to such Representatives all information concerning the business, properties and personnel of the Companies and the Company

Subsidiaries in each case as may reasonably be requested and necessary to consummate the transactions contemplated by this Agreement; provided, however, Buyer agrees it shall only have access to Mohit Davar, Frank Lawrence, David Mard, and such other personnel of the Company and the Company Subsidiaries (including for the purpose of negotiating potential future employment arrangements by the Buyer with such personnel) as reasonably agreed by Mohit Davar. The confidentiality and nondisclosure letter agreement dated August 19, 2009 (including any amendments thereto, the “Confidentiality Agreement”), between Sellers and Buyer shall apply with respect to information furnished by the Sellers, Companies and the Company Subsidiaries and their respective officers, employees and other Representatives hereunder.

4.3	No Alternative Transactions

During the period from the date of this Agreement until the earlier of the Closing and such time as this Agreement is terminated in accordance with the terms hereof, Sellers and the Companies shall not (and shall cause each of the Company Subsidiaries and each of their respective officers, directors, managers, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to not), directly or indirectly, through any officer, director or manager (as applicable), agent or otherwise, (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any acquisition or purchase of all or any material portion of the assets of, or any equity interest in, the Companies or the Company Subsidiaries (including any acquisition structured as a merger, consolidation or shares exchange) or any business combination with the Companies or the Company Subsidiaries, or (ii) participate in any negotiations regarding, or furnish to any other Person any confidential information with respect to, or otherwise cooperate or negotiate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. None of the Sellers, the Companies and/or Company Subsidiaries shall, and the Sellers and Companies shall cause each Company Subsidiary to not, vote any shares of capital stock or other voting securities of the Sellers, the Companies or any Company Subsidiaries, as applicable, in favor of any such acquisition. To the extent not otherwise prohibited by existing confidentiality or other nondisclosure obligations, the Sellers shall promptly notify Buyer upon receipt of a proposal by any Person to acquire or purchase all or any material portion of the assets of, or any equity interest in, the Companies or the Company Subsidiaries.

4.4	Notification of Certain Matters

During the period from the date of this Agreement to the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to Section 6.1, each party shall give prompt notice to the other parties of (a) the occurrence or nonoccurrence of any event that causes or would be reasonably likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or incorrect in any material respect, and (b) any material failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. No disclosure by any Party pursuant to this Section 4.4 will be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation or breach of any representation, warranty, or covenant.

4.5	Press Releases

No party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other parties; provided, however, that nothing shall prevent a party from promptly making all filings with or notifications to any Governmental Entity as may in such party’s reasonable judgment be required or advisable under applicable Law (including but not limited to the notifications set forth in Section 5.1.3(c) of the Disclosure Schedules).

4.6	Tax Matters

(a) Coinstar shall, at its expense, prepare and file, or cause to be prepared and filed, (i) all consolidated, combined or unitary Income Tax Returns (including any such amended Income Tax Returns) with respect to which a Seller or one of its Affiliates (other than any of the Companies or the Company Subsidiaries) is the common parent that include any of the Companies or the Company Subsidiaries and (ii) all Income Tax Returns (including any such amended Income Tax Returns) of UK Holdings and the UK Subsidiaries which relate to Pre-Closing Tax Periods with respect to which UK Holdings or any UK Subsidiary has surrendered, or may pursuant to Section 4.6(m) surrender, to any member of the Sellers’ group any trading losses or other amounts eligible for surrender by UK Holdings or any UK Subsidiary by way of Group Relief (each a “Combined Return”), and shall pay or cause to be paid all Taxes to which such Income Tax Returns relate, subject to each Seller’s right to indemnification pursuant to Section 4.6(k).

(b) Buyer shall, at its expense, prepare and file, or cause to be prepared and filed, all Tax Returns (other than Tax Returns described in Section 4.6(a)) of each of the Companies and the Company Subsidiaries required to be filed after the Closing Date but which relate to Pre-Closing Tax Periods, and shall pay or cause to be paid all Taxes to which such Tax Returns relate, subject to Buyer’s right to indemnification pursuant to Section 4.6(k). Such Tax Returns shall be prepared in a manner consistent with past practices of the Companies and the Company Subsidiaries. Buyer shall provide each such Tax Return to Coinstar for review and approval (not to be unreasonably withheld, delayed or conditioned) at least thirty (30) days prior to the due date for filing such Tax Return (including any applicable extensions).

(c) All transfer, documentary, sales (including bulk sales), use, stamp, registration, conveyance, real estate excise, license, duties and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and all the expenses of filing all applicable Tax Returns and other documentation with respect to all such Transfer Taxes shall be borne 50% by the Buyer and 50% by Sellers. Buyer and Sellers shall cause to be filed all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. The parties further agree to use their reasonable commercial efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any such Transfer Taxes.

(d) Each of the parties shall, at its own expense, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Without limiting the generality of the foregoing, within sixty (60) days of the Closing Date, Buyer shall prepare and make available to Coinstar summary accounting trial balances, apportionment factors, and other information necessary to complete the Income Tax Returns described in Section 4.6(a).

(e) Coinstar shall control the conduct, through its counsel, of any audit or administrative or judicial proceeding with respect to any Combined Return; provided, however, that Coinstar shall not enter into any settlement or compromise of such audit or proceeding which reasonably could be expected to have the effect of increasing the Income Tax liability of Buyer for Tax periods beginning after the Closing Date without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned). Buyer shall control all other audit or administrative or judicial proceedings with respect to Taxes of the Companies and the Company Subsidiaries; provided, however, that Buyer shall not enter into any settlement or compromise of such audit or proceeding which reasonably could be expected to have the effect of increasing any Taxes for which Coinstar is responsible under this Agreement without the prior written consent of Coinstar (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding anything in this Agreement to the contrary, in the event of a conflict between the procedures set forth in this Section 4.6(e) and Section 7.5, the provisions of this Section 4.6(e) shall govern.

(f) All Tax sharing or similar agreements, if any, between Coinstar or its Affiliates, on the one hand, and any of the Companies or the Company Subsidiaries, on the other hand, shall be terminated as of the Closing Date and shall have no further effect.

(g) Coinstar shall be entitled to all refunds (and any interest thereon received from the applicable Governmental Entity) in respect of (i) liabilities for Taxes taken into account in the determination of the Final NWC Amount, and (ii) Pre-Closing Taxes (excluding Taxes receivable taken into account in the determination of the Final NWC Amount). If Buyer or its Affiliates receive a refund to which Coinstar is entitled pursuant to this Section 4.6(g), Buyer shall pay or cause to be paid to Coinstar the amount to which Coinstar is entitled within fifteen (15) days after such refund is received (whether actually or as a credit or other offset to Taxes payable).

(h) Except as expressly provided in Section 4.6(e), without the prior written consent of Coinstar, which consent may be withheld in its reasonable discretion, Buyer shall not amend (or cause or permit to be amended) any Tax Return for any Pre-Closing Tax Periods that includes any of the Companies or the Company Subsidiaries.

(i) Except to the extent otherwise prohibited by applicable Law, each of the Companies and the Company Subsidiaries shall elect to relinquish, waive or otherwise forgo all carrybacks of Tax attributes (including, without limitation, any net operating loss, net capital loss or Tax credit) from a Tax period beginning after the Closing Date to a Pre-Closing Tax Period during which such Company or Company Subsidiary was included in a Combined Return filed for such Pre-Closing Tax Period.

(j) For purposes of this Agreement, in respect of any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”), Taxes shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date, (i) in the case of Taxes based on or measured by income, sales, gross receipts, wages, transfers or other taxable events, on the basis of an interim closing of the books as of the close of business on the Closing Date, and (ii) in the case of any other Tax, pro rata on the basis of the number of days in such Straddle Period.

(k) Notwithstanding Section 7.4:

(i) Each Seller shall jointly and severally indemnify the Companies, the Company Subsidiaries, Buyer, and each Buyer Affiliate and hold them harmless from and against, without duplication, any and all Losses directly or indirectly arising out of, resulting from, or incurred in relation to or in connection with, or attributable to, all Pre-Closing Taxes, including without limitation, all Pre-Closing Taxes payable in connection with any of the pending or threatened tax audits referenced or described in the Disclosure Schedules.

(ii) From and after the Closing, Buyer shall indemnify and hold Sellers and their Affiliates harmless from and against, without duplication, any and all Losses directly or indirectly arising out of, resulting from, or incurred in relation to or in connection with, or attributable to, all Post-Closing Taxes.

(iii) For the avoidance of doubt, notwithstanding any provision of this Agreement to the contrary, Sellers shall have no obligation whatsoever to indemnify Buyer from any Losses arising out of any increase in Post-Closing Taxes attributable to any adjustment (however effected) to any federal, state, local or non-U.S. net operating loss, net capital loss, Tax credit, excess charitable contribution or other similar Tax attributes of the Companies or the Company Subsidiaries, which attribute arose in any Pre-Closing Tax Period.

(l) Section 338(h)(10) Election

(i) Buyer shall join with Coinstar in making an election under Section 338(h)(10) of the Code (and any comparable election under state, local, or non-U.S. Law) with respect to the purchase and sale of the CEPSI Shares (and the deemed purchase and sale of any shares of any Domestic Subsidiary for which an election under Section 338(h)(10) of the Code, and any comparable election under state, local or non-U.S. Law, is available) on IRS Form 8023 (and any corresponding or similar forms under state, local or non-U.S. Law) (the “Section 338(h)(10) Elections”) provided, however, that Coinstar shall be responsible for filing the Section 338(h)(10) Elections with the applicable Governmental Entities, unless otherwise required by Law, and shall provide Buyer with copies of filed Section 338(h)(10) Elections and proof of filing thereof.

(ii) Buyer shall be entitled to make an election under Section 338(g) of the Code (“Section 338(g) Election,” and together with the Section 338(h)(10) Elections, the “Section 338 Elections”) with respect to the deemed purchase and sale of the shares of stock of eligible Foreign Subsidiaries.

(iii) In connection with making the Section 338 Elections under applicable Law, Buyer shall prepare and deliver to Coinstar an allocation of the “aggregate deemed sale price,” within the meaning of Treasury Regulations Section 1.338-4, and the “adjusted grossed-up basis,” within the meaning of Treasury Regulations Section 1.338-5, among the assets of CEPSI and the applicable Domestic Subsidiaries, with respect to the Section 338(h)(10) Elections, and applicable Foreign Subsidiaries, with respect to the Section 338(g) Election on IRS Form 8883 (and any corresponding or similar forms under state, local or non-U.S. Law) in accordance with Section 1.4 and Treasury Regulations Sections 1.338-6 and 1.338-7 or any corresponding provisions of state, local or non-U.S. Law) (the “Section 338 Allocations”) within ninety (90) days after the determination of the Final NWC Amount for Coinstar’s review and approval, not to be unreasonably withheld, delayed or conditioned.

(iv) The parties agree to cooperate fully with each other in the making of the Section 338 Elections and not to take or cause to be taken any position or other action inconsistent with the Section 338 Elections or the Section 338 Allocations for any Tax reporting purpose, upon examination of any Tax Return, in any refund claim, or in any litigation, investigation or otherwise, unless otherwise required by a determination (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or non-U.S. Law).

(m) Group Relief

(i) Coinstar shall make (or cause to be made) an election (including related filings as may be required) to change the “accounting reference date” of each of UK Holdings and the UK Subsidiaries to the last day of any calendar month that is prior to or that includes the calendar month during which the Closing Date occurs (each a “Statutory Accounting Period Election”). The parties agree to cooperate fully with each other in the making of the Statutory Accounting Period Elections and not to take or cause to be taken any position or other action inconsistent with the Statutory Accounting Period Elections for any Tax reporting purpose, upon examination of any Tax Return, in any refund claim, or in any litigation, investigation or otherwise, unless otherwise required by a determination (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or non-U.S. Law).

(ii) Buyer undertakes to the Sellers that Buyer will procure that UK Holdings or any UK Subsidiary so far as it is legally able to do so surrenders to any member of the Sellers’ group for no consideration pursuant to the provisions of Part 5 of the Corporation Tax Act 2010 any trading losses or other amounts eligible for surrender by UK Holdings or any UK Subsidiary by way of Group Relief in respect of all Pre-Closing Tax Periods.

(iii) Buyer will procure that UK Holdings and the UK Subsidiaries will cooperate with the Sellers in relation to any surrender under this Section 4.6(m) by taking all such action as the Sellers may reasonably request, including the making of all necessary and reasonable claims, consents and notifications.

(iv) Buyer will procure that neither UK Holdings nor the UK Subsidiaries withdraws any surrender of Group Relief made prior to the date of this Agreement or withdraws or amends any Group Relief claim made pursuant to this Section 4.6(m) without the prior written consent of the Sellers.

4.7	Commercially Reasonable Efforts

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Sellers, Companies and Buyer shall each use their commercially reasonable efforts to promptly, unless prohibited by Law, (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions for which it is responsible or otherwise in control, as set forth in Section 5); (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits or Orders required to be obtained by the Sellers, Companies, the Company Subsidiaries, Buyer or any of its Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement; (iii) promptly make all necessary registrations, notifications and filings, and thereafter make any other required submissions, with respect to this Agreement under (A) any applicable federal or state securities Laws, (B) the HSR Act and any applicable competition, antitrust or investment Laws of jurisdictions other than the United States, and (C) any other applicable Law; provided, however, that the Sellers, Companies and Buyer will cooperate with each other in connection with the making of all such registrations, notifications and filings, including providing copies of all such filings and attachments to outside counsel for the non-filing party; (iv) furnish all information required for any application or other filing to be made or notice to be given pursuant to any applicable Law in connection with the transactions contemplated by this Agreement (to the extent permitted by any applicable Governmental Entity or private party and to the extent not involving a securities exchange); (v) keep the other parties informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement (to the extent permitted by any applicable Governmental Entity or private party and to the extent not involving a securities exchange); (vi) permit the other parties to review any material communication delivered to, and consult with the other parties in advance of any meeting or conference with, any Governmental Entity (other than, for the purposes of this Section 4.7, a securities exchange) relating to the transactions contemplated by this Agreement or in connection with any Proceeding by a private party relating thereto, and give the other parties the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private party and to the extent not involving a securities exchange); (vii) avoid the entry of, or have vacated or terminated, any decree, Order or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement; and (viii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. Buyer and Seller shall share equally all filing fees required in connection with any filings of any party under the HSR Act with respect to the transactions contemplated by this Agreement. No parties to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld, delayed or conditioned.

(b) As permitted by Law, each party hereto shall give prompt notice to the other parties of any written notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement.

(c) Each Seller will give any notices to third parties, and will use its commercially reasonable efforts to obtain any third party Required Consents listed on Section 5.1.3 of the Disclosure Schedules, or that Buyer may otherwise reasonably request in connection with the matters referred to in Section 2.4 of this Agreement and Section 2.4 of the Disclosure Schedules.

(d) Notwithstanding anything to the contrary in this Section 4.7, this Agreement, any Operative Document or the Transition Services Agreement, Coinstar shall not be obligated to (i) permit or agree to any existing or future Indebtedness by Buyer and/or its Affiliates, including but not limited to any operating line of credit, or (ii) permit or agree to any terms in any intercreditor agreement between Coinstar and any third-party lender to Buyer and/or its Affiliates, that would, in the case of subsection (i) or (ii) or both, be materially inconsistent with any term or condition set forth in or otherwise contemplated by (A) Exhibit 1.3, or (B) those terms of the Intercreditor Agreement set forth on Exhibit 5.1.14. From the date hereof through Closing, Buyer further agrees not to, and to cause its Affiliates not to, take any action with respect to any other existing or future Indebtedness of Buyer and/or its Affiliates that would or would be reasonably likely to be materially inconsistent with the terms and conditions set forth in or otherwise contemplated by Exhibit 1.3 and the Intercreditor Agreement Mandatory Terms, or that would or would be reasonably likely to otherwise prevent or materially delay or materially impair the ability of Buyer or Seller in connection with Closing to enter into and to consummate the transactions contemplated by Exhibit 1.3 and the Intercreditor Agreement Mandatory Terms on the terms set forth therein.

(e) Notwithstanding anything to the contrary in this Agreement, no parties to this Agreement shall, without the consent of the other parties to this Agreement, take any action set forth in Section 4.7(e) of the Disclosure Schedules.

4.8	Post-Closing Cooperation

(a) After the Closing Date, each party hereto shall execute and deliver such other certificates, agreements, conveyances, and other documents, and take such other action, as may be reasonably requested by another party in order to give effect to the transactions contemplated by this Agreement or the Operative Agreements. After the Closing, Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort belonging to (and copies of any similar information relating to) the Companies and the Company Subsidiaries.

(b) Without prejudice to the immediately preceding subsection (a), the parties shall cause the following notifications to be made after the Closing Date in the manner set forth below:

(i) Within thirty (30) days of the Closing Date, the relevant Seller and the Buyer shall make a joint notification of the Closing to the Bank of Italy in the prescribed form;

(ii) Within ten (10) business days of the Closing Date, the Buyer shall cause Coinstar Money Transfer Spain S.A. to make a notification of the Closing to the Bank of Spain in the prescribed form, such notification to include the required information about the Buyer and its shareholders; and

(iii) To the extent not performed prior to the Closing Date and to the extent required by law, Buyer shall make a notification of the Closing in the prescribed form to the Austrian Financial Markets Authority promptly following the Closing Date in accordance with the applicable Laws.

(c) After the Closing Date, no Seller will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Companies or Company Subsidiaries from maintaining at least as favorable business relationships with the Companies or Company Subsidiaries after the Closing as it maintained with the Companies or Company Subsidiaries prior to the Closing. After the Closing Date, each Seller will, and will cause its Affiliates to, refer all customer, supplier, and other inquiries relating to the businesses of the Companies or Company Subsidiaries to Buyer, or an Affiliate thereof.

4.9	Names, Signage and Labels

Notwithstanding any provision of this Agreement to the contrary:

(a) Neither Buyer nor its Subsidiaries nor any Affiliate thereof shall, as a result of the transactions contemplated by this Agreement, acquire any rights, title or interest in or to, and Buyer will not use or employ in any manner, and will cause its Subsidiaries and Affiliates not to use or employ in any manner, the Seller Retained Names. For purposes of this Agreement, “Seller Retained Names” means “CUHL,” “Coinstar” and any variation thereof, including but not limited to “Coinstar Money Transfer” and any variation thereof.

(b) Buyer will remove the Seller Retained Names from all assets, properties and all other items related to the Money Transfer Business as conducted by the Companies and the Company Subsidiaries as soon as practicable after the Closing Date, but in any event within twelve (12) months after the Closing Date. Buyer may not publicly use, and will cause its Subsidiaries and Affiliates not to publicly use, any business records without first removing or obliterating all portrayals or references to any of the Seller Retained Names contained in such records.

(c) Coinstar may change the names of any of the Companies and the Company Subsidiaries at any time prior to Closing to the extent such names include any of the Seller Retained Names; provided, however, that Coinstar agrees to reasonably cooperate with Buyer to effect such name changes using replacement names as designated by Buyer. Within sixty (60) days following the Closing, Buyer will file all such documents reasonably required to change the names of any of the Companies and the Company Subsidiaries to the extent such names include any of the Seller Retained Names.

4.10	Benefits

As of the Closing Date, and for a period of at least six (6) months (or such longer period as may be required by applicable Law) thereafter, Buyer shall provide, or shall cause its Subsidiaries and Affiliates to provide, the employees of the Companies and the Company Subsidiaries (each, a “Company Employee,” and, collectively, the “Company Employees”) with compensation (including base salary, commission, and applicable bonus arrangement) and employee benefits that are no less favorable in the aggregate than the compensation and employee benefits (exclusive of any equity awards under the Coinstar, Inc. 1997 Amended and Restated Equity Incentive Plan) provided to the Company Employees as of the date hereof. Buyer and its Subsidiaries and Affiliates shall treat, and shall cause each benefit plan, program, practice, policy and arrangement maintained by Buyer or any of its Subsidiaries or Affiliates after the Closing and in which any Company Employee (or the spouse or any dependent of any Company Employee) participates or becomes eligible to participate (each, a “Buyer Benefit Plan”) to treat, for purposes of determining eligibility to participate, vesting, accrual of and entitlement to benefits (but not for accrual of benefits under any “defined benefit plan,” as defined in Section 3(35) of ERISA) and all other purposes, all service with the Companies and the Company Subsidiaries and Affiliates (and predecessor employers to the extent the Companies, the Company Subsidiaries or Affiliates, or the corresponding Employee Benefit Plan provides past service credit) as service with Buyer and its Subsidiaries and Affiliates. Buyer and its Subsidiaries and Affiliates shall cause each Buyer Benefit Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, (a) to waive any and all eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations and exclusions with respect to the Company Employees and their spouses and dependents to the extent waived, satisfied or not included under the corresponding Domestic Employee Benefit Plan or other Employee Benefit Plan covering the applicable Company Employee, spouse or dependent immediately prior to the Closing (each, a “Company Benefit Plan”), and (b) to recognize for each Company Employee and his or her spouse and dependents for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Buyer Benefit Plan any deductible, co-payment and out-of-pocket expenses paid by the Company Employee and his or her spouse and dependents under a corresponding Company Benefit Plan during the calendar year in which occurs the later of the Closing Date and the date on which the Company Employee begins participation in such Buyer Benefit Plan. The provisions of this Section 4.10 do not amend any Company Benefit Plan or any Buyer Benefit Plan. There are no third party beneficiaries with respect to this Section 4.10 and the provisions contained herein are enforceable only by the Buyer and the Sellers.

4.11	Insurance

Coinstar shall use commercially reasonable efforts to obtain for Buyer the benefit of Coinstar’s insurance policies, and with regard to its director and officer indemnification insurance, Coinstar shall maintain such policies or obtain new policies on substantially equivalent terms for a period of six (6) years following Closing (other than its crime and special risk insurance policies) for claims for Losses relating to the Money Transfer Business that (a) are made prior to the Closing or arise out of events that occur prior to the Closing and (b) are covered by Coinstar’s insurance policies in effect at the time of Closing; provided, however, that with respect to any such claims, the Companies and Company Subsidiaries shall remain liable for all obligations to pay, and shall pay, all portions of such Losses that are otherwise required to be paid by the insured under applicable insurance policies with respect to self-insured amounts, retention, deductibles and the like. Buyer agrees to make commercially reasonable efforts to cooperate with Coinstar with respect to all such claims. Coinstar shall not be liable for and shall have no obligation under this Section 4.11 with respect to claims related to events that occur after the Closing or that are not otherwise covered by Coinstar’s insurance policies in effect at the time of Closing.

4.12	Delivery of Original Stock Certificates

At the Closing, Sellers shall deliver or cause to be delivered to Buyer original stock certificates representing the Shares and other issued and outstanding shares of capital stock of the Company Subsidiaries.

4.13	Director and Officer Indemnification

For a period of six (6) years following Closing, Buyer will cause the Companies and Company Subsidiaries to satisfy (a) their existing indemnification obligations (including with respect to advancement of expenses and including such indemnification provisions in the respective Charters and Governing Documents of the Companies and Company Subsidiaries) as of the date hereof with respect to present and former directors, officers, employees and agents of the Companies and Company Subsidiaries and all other Persons who may presently serve or have served at the request of the Companies or Company Subsidiaries as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise (collectively, the “Indemnitees”) for all expenses, judgments, fines and amounts paid in settlement by reason of actions or omissions or alleged actions or omissions occurring at or before the Closing Date to the fullest extent permitted or required under applicable Law, and (b) their obligation to provide indemnification (including with respect to advancement of expenses) pursuant to any employment agreements or indemnification agreements or other arrangements between the Companies or Company Subsidiaries and any Indemnitees.

4.14	No Financing Contingency; Covenant of Sellers

Buyer acknowledges and agrees that its obligations under this Agreement and the Operative Documents, including but not limited to its obligation to pay the Closing Cash Payment, adjustment amounts, if any, under Section 1.5, amounts payable under Section 1.6, and any other amounts to be paid to other parties under this Agreement and the Operative Documents and the fees and expenses incurred by Buyer in connection with the transactions contemplated hereby and thereby are not subject to any financing condition and are not contingent upon the results of efforts, if any, of Buyer or its Affiliates to obtain financing in connection with the transactions contemplated hereby.

4.15	Termination of Certain Agreements

The Sellers and the Companies shall take all necessary actions such that not later than as of the Closing, the Contracts set forth on Section 4.15 of the Disclosure Schedules shall be terminated and shall thereafter be of no further force or effect, with no remaining obligation of the Companies or any Company Subsidiaries or their respective successors or assigns.

4.16	Affiliated Transactions

The Sellers will cause all Contracts and transactions by and between Sellers or any Affiliate of any Seller, on the one hand, and the Companies and the Company Subsidiaries, on the other hand, to be terminated effective as of the Closing, without any cost or continuing obligation to the Companies, the Company Subsidiaries or Buyer, and will deliver to Buyer evidence of such terminations that is reasonably acceptable to Buyer.

4.17	Seller Release

(a) Each Seller, on behalf of such Seller and each of such Seller’s heirs, representatives, successors, and assigns, hereby releases and forever discharges Buyer and each of its officers, directors, managers, employees, agents, stockholders, controlling persons, representatives, Affiliates, successors, and assigns, and the Companies and the Company Subsidiaries (individually, a “Releasee” and collectively, “Releasees”) from any and all Actions, Orders, damages, Liabilities, and, except as expressly contemplated by this Agreement, Contracts whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity, which such Seller or any of such Seller’s respective heirs, representatives, successors or assigns now has, has ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause, or event occurring contemporaneously with or prior to the Closing Date including any rights to indemnification or reimbursement from the Companies and/or any Company Subsidiary, whether pursuant to their respective Charters, Governing Documents, Contracts or otherwise and whether or not relating to Actions pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein will operate to release any obligations of Buyer arising under this Agreement or the Transition Services Agreement or any Operative Document.

(b) Each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any cause of Action, or commencing, instituting or causing to be commenced, any Action, of any kind against any Releasee, based upon any matter purported to be released by this Section 4.17.

4.18	Litigation Support

So long as any party actively is contesting or defending against any third party Action in connection with (a) the transactions contemplated hereby or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any Company or Company Subsidiary, each other party will cooperate with such party and such party’s counsel in the contest or defense, make reasonably available their personnel, and provide such testimony and access to their books and records as will be reasonably necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless the contesting or defending party or one of its Affiliates is entitled to indemnification therefor under Section 7 hereof).

4.19	Accounts Receivable Report

At least two (2) business days prior to the anticipated Closing Date, Coinstar shall prepare in good faith and deliver to Buyer a true and accurate report listing the projected outstanding accounts receivable of the Companies and Company Subsidiaries (excluding intracompany accounts receivable within the Companies and Company Subsidiaries) that are or that are expected to be sixteen (16) or more days past due as of Closing (the “A/R Report”). The A/R Report shall be in a form substantially similar to the report furnished to Buyer by Sellers in connection with this Agreement, which reflects the outstanding accounts receivable of the Companies and Company Subsidiaries (excluding intracompany accounts receivable within the Companies and Company Subsidiaries) that were sixteen (16) or more days past due as of May 31, 2010.

4.20	Unclaimed Payments Report

At least two (2) business days prior to the anticipated Closing Date, Coinstar shall prepare in good faith and deliver to Buyer a true and accurate report listing the projected outstanding unclaimed payments to customers as of Closing that have previously been written off by the Companies and Company Subsidiaries and that are no longer listed as liabilities of the Companies and Company Subsidiaries (the “Unclaimed Payments Report”). The Unclaimed Payments Report shall be in a form substantially similar to the report furnished to Buyer by Sellers in connection with this Agreement, which reflects the outstanding unclaimed payments to customers as of May 31, 2010 that have previously been written off by the Companies and Company Subsidiaries and that are no longer are listed as liabilities of the Companies and Company Subsidiaries.

4.21	Benefits for M. Davar

Prior to Closing, the Companies shall cause Coinstar Money Transfer Middle East Limited or such other Company or Company Subsidiary, as applicable, to establish such Employee Benefit Plans to provide Mohit Davar with benefits substantially similar to those benefits provided under the Group Life Assurance, Spouse Death In Service Scheme and Group Income Protection Scheme previously provided by Coinstar Money Transfer Limited.

ARTICLE V - CONDITIONS TO OBLIGATIONS AT CLOSING

5.1	Conditions to Obligations of Buyer

All obligations of Buyer at the Closing are subject at Buyer’s option to the satisfaction prior to or at the Closing Date of each of the following conditions, each of which may be waived only in a writing signed by Buyer.

5.1.1	Accuracy of Representations and Warranties

Each of the representations and warranties of the Companies and Sellers (including applicable Exhibits and Disclosure Schedules) (a) shall have been true and correct in all material respects when made, and (b) except (i) for changes contemplated by this Agreement, (ii) to the extent that such representations and warranties speak as of an earlier date or only with respect to a specific period of time (which representations and warranties need only be true and correct as of such date or with respect to such period), or (iii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) would not, individually or in the aggregate, have a Company Material Adverse Effect, shall be true and correct in all material respects as of the Closing Date, as though made on that date.

5.1.2	Performance of Covenants and Conditions

Sellers and the Companies shall have performed and complied in all material respects with their covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

5.1.3	Required Consents, Approvals, Notices

(a) All Required Consents set forth in Section 5.1.3(a) of the Disclosure Schedules shall have been obtained and delivered to Buyer.

(b) Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that (i) all licenses, permits, consents, approvals, authorizations, qualifications and Orders of Governmental Entities as are required by applicable Law in the United States of America in connection with the transactions contemplated hereby have been obtained by the Sellers, the Companies, the Company Subsidiaries, Buyer, Buyer’s Affiliates or Buyer’s Subsidiaries, as applicable, and (ii) all notices to Governmental Entities as are required by applicable Law in the United States of America in connection with the transactions contemplated hereby have been given by the Sellers, the Companies, the Company Subsidiaries, Buyer, Buyer’s Affiliates or Buyer’s Subsidiaries, as applicable; provided, however, that this Section 5.1.3(b) shall be deemed satisfied to the extent that (A) the conditions set forth in Sections 5.1.3(b)(i), 5.1.3(b)(ii), or both, have not otherwise been satisfied by the Termination Date, (B) the Sellers have complied with the Sellers’ covenants in Section 4.7(a) of this Agreement, (C) the condition set forth in Section 5.1.3(b)(i) has been satisfied in jurisdictions in the United States of America which represent an aggregate of at least 85% of the transaction volume of the Companies and the Company Subsidiaries in the United States of America based upon the percentages set forth in Section 5.1.3(b)(ii)(C) of the Disclosure Schedules, and (D) the Companies and Company Subsidiaries have by the date that is sixty (60) days after the Termination Date (such date, the “Outside Date”), in accordance with and as permitted by applicable Law, surrendered all licenses, permits, consents, approvals, authorizations, qualifications and Orders of Governmental Entities with respect to the Money Transfer Business, or canceled or otherwise terminated operations of the Money Transfer Business, in each jurisdiction in the United States of America in which the condition in Section 5.1.3(b)(i) has not otherwise been satisfied by the Outside Date, other than with respect to the Mandatory Preserved Operations. With respect to the immediately preceding subsection (D), the parties hereto acknowledge and agree that (I) no such surrender, cancellation or termination shall be permitted with respect to the operations of the Money Transfer Business in the jurisdictions listed in Section 5.1.3(b)(ii)(D)(I) of the Disclosure Schedules (the “Mandatory Preserved Operations”), (II) any permitted surrender, cancellation or termination by the Sellers, the Companies or the Company Subsidiaries pursuant to such subsection (D) shall not constitute a Company Material Adverse Effect or a Breach of any representation or warranty, covenant or other obligation of Sellers, the Companies or the Company Subsidiaries under this Agreement, and shall not be the basis for any Claim by Buyer for indemnification or equitable relief under this Agreement, including but not limited to any Claim for specific performance, and (III) if Sellers are surrendering, canceling or terminating operations of the Money Transfer Business in any jurisdiction in which Buyer has existing Permits that would allow Buyer to assume the Contracts of the then-current agents of the Money Transfer Business in such jurisdiction, then upon Buyer’s request Sellers shall use commercially reasonable efforts to cooperate with Buyer to request that such agents consent to the assignment to Buyer, in connection with Closing, of the agents’ Contracts with respect to the Money Transfer Business.

(c) Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that (i) the licenses, permits, consents, approvals, authorizations, qualifications and Orders of Governmental Entities outside of the United States of America in connection with the transactions contemplated hereby as set forth in Section 5.1.3(c)(i) of the Disclosure Schedules have been obtained by the Sellers, the Companies, the Company Subsidiaries, Buyer, Buyer’s Affiliates or Buyer’s Subsidiaries, as applicable, and (ii) the notices to Governmental Entities outside of the United States of America in connection with the transactions contemplated hereby as set forth in Section 5.1.3(c)(ii) of the Disclosure Schedules have been given by the Sellers, the Companies, the Company Subsidiaries, Buyer, Buyer’s Affiliates or Buyer’s Subsidiaries, as applicable; provided, however, that this Section 5.1.3(c) shall be deemed satisfied to the extent that (A) the conditions set forth in Sections 5.1.3(c)(i), 5.1.3(c)(ii), or both, have not otherwise been satisfied by the Termination Date, (B) the Sellers have complied with the Sellers’ covenants in Section 4.7(a) of this Agreement, and (C) the Companies and Company Subsidiaries have by the Outside Date, in accordance with and as permitted by applicable Law, surrendered all licenses, permits, consents, approvals, authorizations, qualifications and Orders of Governmental Entities with respect to the Money Transfer Business, or canceled or otherwise terminated operations of the Money Transfer Business, in each jurisdiction outside of the United States of America in which the condition in Section 5.1.3(c)(i) has not otherwise been satisfied by the Outside Date. For the avoidance of doubt, the parties hereto acknowledge and agree that (I) no such surrender, cancellation or termination shall be permitted with respect to the operations of the Money Transfer Business in the jurisdictions listed in Section 5.1.3(c)(ii)(C)(I) of the Disclosure Schedules (the “Mandatory Preserved Foreign Operations”), and (II) any permitted surrender, cancellation or termination by the Sellers, the Companies or the Company Subsidiaries pursuant to the immediately preceding subsection (C) shall not constitute a Company Material Adverse Effect or a Breach of any representation or warranty, covenant or other obligation of Sellers, the Companies or the Company Subsidiaries under this Agreement, and shall not be the basis for any Claim by Buyer for indemnification or equitable relief under this Agreement, including but not limited to any Claim for specific performance.

5.1.4	Seller Officers’ Certificate

Buyer shall have received from each Seller a certificate, dated as of the Closing Date, executed on behalf of such Seller by a duly authorized officer of such Seller, certifying that the conditions set forth in Section 5.1.1 and Section 5.1.2 have been satisfied.

5.1.5	Seller Secretaries’ Certificate

Buyer shall have received from each Seller a certificate, dated as of the Closing Date, executed on behalf of such Seller by its secretary or a comparable officer of such Seller, attaching complete and correct copies of resolutions of the board of directors authorizing the execution and delivery of this Agreement and the other Operative Documents.

5.1.6	Transition Services Agreement

The Sellers must have delivered to Buyer a transition services agreement in substantially the form attached hereto as Exhibit 5.1.6 (the “Transition Services Agreement”).

5.1.7	Trademark License Agreement

The Sellers must have delivered to Buyer a trademark license agreement in substantially the form attached hereto as Exhibit 5.1.7 (the “Trademark License Agreement”).

5.1.8	Credit Agreement

The Sellers must have delivered to Buyer the Credit Agreement.

5.1.9	Assignment and Assumption Agreement

The Sellers must have delivered to Buyer an assignment and assumption agreement by and between Coinstar E-Payment Services Inc. and Coinstar, Inc. in substantially the form attached hereto as Exhibit 5.1.9 (the “Assignment and Assumption Agreement”).

5.1.10	FIRPTA Certificate

Each Seller shall have delivered to Buyer, pursuant to Section 1445 of the Code, a certificate of non-foreign status in a form reasonably acceptable to Buyer.

5.1.11	Termination of Regulatory Waiting Periods

The waiting periods under the HSR Act and all applicable competition, antitrust and investment Laws of jurisdictions other than the United States, if any, prior to consummation of the sale of the Shares shall have expired or been terminated.

5.1.12	Absence of Litigation or Order

No Proceeding by a Governmental Entity or other Person shall be pending or threatened, and no injunction or other Order shall be in effect, that constitutes a Company Material Adverse Effect, or which otherwise seeks or will seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and/or the Operative Agreements, provided that this Section 5.1.12 may not be invoked by Buyer if any such Proceeding, injunction or other Order was solicited or encouraged by, or resulted from any failure to comply with Laws by, Buyer.

5.1.13	Release of Liens, Security Interests and Guarantees

Bank of America, N.A. shall have delivered to Sellers an executed and delivered Consent and Release, in the form and substance previously approved by Buyer. Sellers shall have furnished to Buyer all security interest termination documents, UCC-3 termination statements and releases of guarantees relating to the release of liens, security interests and guarantees set forth on Section 5.1.13 of the Disclosure Schedules.

5.1.14	Intercreditor Agreement

Sellers shall have delivered to Buyer’s senior lender an intercreditor agreement in substantially the form attached hereto as Exhibit 5.1.14 (the “Intercreditor Agreement”).

5.2	Conditions to Obligations of the Companies and Sellers

All obligations of the Companies and Sellers at the Closing are subject at Coinstar’s option to the satisfaction prior to or at the Closing of each of the following conditions, each of which may be waived only in a writing signed by Coinstar.

5.2.1	Accuracy of Representations and Warranties

Each of the representations and warranties of Buyer (a) shall have been true and correct in all material respects when made and, (b) except (i) for changes contemplated by this Agreement, (ii) to the extent that such representations and warranties speak as of an earlier date or only with respect to a specific period of time (which representations and warranties need only be true and correct as of such date or with respect to such period), or (iii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) would not, individually or in the aggregate, have a Buyer Material Adverse Effect, shall be true and correct in all material respects as of the Closing Date, as though made on that date.

5.2.2	Performance of Covenants and Conditions

Buyer shall have performed and complied in all material respects with its covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

5.2.3	Required Consents, Approvals, Notices

(a) All Required Consents set forth in Section 5.1.3(a) of the Disclosure Schedules shall have been obtained and delivered to Buyer.

(b) Buyer shall have received evidence, in form and substance reasonably satisfactory to Sellers, that (i) all licenses, permits, consents, approvals, authorizations, qualifications and

Orders of Governmental Entities as are required by applicable Law in the United States of America in connection with the transactions contemplated hereby have been obtained by the Sellers, the Companies, the Company Subsidiaries, Buyer, Buyer’s Affiliates or Buyer’s Subsidiaries, as applicable, and (ii) all notices to Governmental Entities as are required by applicable Law in the United States of America in connection with the transactions contemplated hereby have been given by the Sellers, the Companies, the Company Subsidiaries, Buyer, Buyer’s Affiliates or Buyer’s Subsidiaries, as applicable.

(c) Buyer shall have received evidence, in form and substance reasonably satisfactory to Sellers, that (i) the licenses, permits, consents, approvals, authorizations, qualifications and Orders of Governmental Entities outside of the United States of America in connection with the transactions contemplated hereby as set forth in Section 5.1.3(c)(i) of the Disclosure Schedules have been obtained by the Sellers, the Companies, the Company Subsidiaries, Buyer, Buyer’s Affiliates or Buyer’s Subsidiaries, as applicable, and (ii) the notices to Governmental Entities outside of the United States of America in connection with the transactions contemplated hereby as set forth in Section 5.1.3(c)(ii) of the Disclosure Schedules have been given by the Sellers, the Companies, the Company Subsidiaries, Buyer, Buyer’s Affiliates or Buyer’s Subsidiaries, as applicable.

5.2.4	Buyer Officer’s Certificate

Sellers shall have received from Buyer a certificate, dated as of the Closing Date, executed on behalf of Buyer by a duly authorized officer of Buyer, certifying that the conditions set forth in Section 5.2.1 and Section 5.2.2 have been satisfied.

5.2.5	Termination of Regulatory Waiting Periods

The waiting periods under the HSR Act and all applicable competition, antitrust and investment Laws of jurisdictions other than the United States, if any, prior to consummation of the sale of the Shares shall have expired or been terminated.

5.2.6	Absence of Litigation or Order

No Proceeding by a Governmental Entity or other Person shall be pending or threatened, and no injunction or other Order shall be in effect, that constitutes a Buyer Material Adverse Effect or which otherwise seeks or will seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and/or the Operative Documents, provided that this Section 5.2.6 may not be invoked by Sellers, the Companies or the Company Subsidiaries if any such Proceeding, injunction or other Order was solicited or encouraged by, or resulted from any failure to comply with Laws by, Sellers, the Companies or the Company Subsidiaries.

5.2.7	Closing Payment

Sellers shall have received from Buyer the Purchase Price described in Section 1.3.

5.2.8	Section 338(h)(10) Election

Buyer shall have delivered to Coinstar two completed, duly executed IRS Forms 8023.

5.2.9	Credit Agreements

(a) (i) On or before September 30, 2010, Buyer shall have delivered to Sellers a binding commitment letter from Buyer’s senior lender in substantially the form attached hereto as Exhibit 5.2.9(a)(i) and completed to include the terms and conditions of the proposed credit facilities offered by Buyer’s senior lender (the “Commitment Letter”) committing such lender to provide, in whole or part, a revolving credit facility for Buyer in an amount sufficient to permit Buyer to, together with Buyer’s cash balances and the transactions contemplated by the Credit Agreement, make all payments required to be made to Sellers in connection with Closing under this Agreement (the “New Facility”), and (ii) in the event that the Commitment Letter does not commit the senior lender to provide 100% of the New Facility, on or before October 31, 2010 Buyer shall have delivered to Sellers a binding commitment letter or letters from one or more additional lenders committing such lender(s) to provide the remaining portion of the New Facility that the senior lender has not committed to fund; and

(b) In connection with the Closing, Buyer shall have delivered to Sellers the Credit Agreement; and

(c) In connection with the Closing, Buyer’s senior lender shall have delivered to Sellers the Intercreditor Agreement.

5.2.10	Swingline Closing Balance

Coinstar shall have received from Buyer a wire transfer of immediately available funds to an account or accounts designated by Coinstar in an amount equal to the Swingline Closing Balance or portion thereof as set forth in Section 1.6.

ARTICLE VI - TERMINATION, AMENDMENT AND WAIVER

6.1	Termination

This Agreement may only be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing as follows:

(a) By mutual written agreement of Sellers and Buyer.

(b) By Sellers, on the one hand, or Buyer, on the other hand, if the Closing shall not have occurred on or prior to the date that is six (6) months from the date of this Agreement (such date, the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available (i) to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to the Termination Date, or (ii) to Buyer until after the Outside Date if Section 5.1.3(b), Section 5.1.3(c), or both have not otherwise been satisfied on or prior to the Termination Date.

(c) By Sellers or Buyer if any Governmental Entity having jurisdiction over the Companies, Sellers or Buyer shall have issued an Order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order, decree, ruling or other action shall have become final and non-appealable, unless the party seeking to terminate this Agreement pursuant to this Section 6.1(c) shall not have complied with its obligations under Section 4.7(a).

(d) By Sellers in the event of a Breach by Buyer of any representation, warranty or agreement of Buyer contained herein that would prevent the satisfaction of Section 5.2.1 or Section 5.2.2 provided Sellers have notified Buyer in writing of the Breach and the Breach has not been cured or is not curable by the Termination Date.

(e) By Buyer in the event of a Breach by the Companies or Sellers of any representation, warranty or agreement of the Companies or Sellers, as applicable, contained herein that would prevent the satisfaction of Section 5.1.1 or Section 5.1.2 provided Buyer has notified Sellers in writing of the Breach and the Breach has not been cured or is not curable by the Termination Date.

(f) By Sellers, by giving written notice to Buyer at any time, if satisfaction of any of Section 5.2.3, Section 5.2.4, Section 5.2.5, Section 5.2.6, Section 5.2.7, Section 5.2.8, Section 5.2.9 or Section 5.2.10 prior to or on the Termination Date is or becomes impossible (other than through the failure of the Companies or Sellers to comply with their obligations under this Agreement).

(g) By Buyer, by giving written notice to Sellers at any time, if (i) satisfaction of any of Section 5.1.3(a), Section 5.1.4, Section 5.1.5, Section 5.1.6, Section 5.1.7, Section 5.1.8, Section 5.1.9, Section 5.1.10, Section 5.1.11, Section 5.1.12, Section 5.1.13 or Section 5.1.14 prior to or on the Termination Date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), or (ii) satisfaction of any of Section 5.1.3(b) or Section 5.1.3(c) prior to or on the Outside Date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement).

6.2	Effect of Termination and Abandonment

In the event of the termination of this Agreement pursuant to this Article VI, this Agreement shall become void and of no force or effect with no liability on the part of any party hereto (or of any of its respective directors, managers, officers, shareholders, members or Affiliates); provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any material Breach of this Agreement or the Operative Documents prior to such termination; and provided further, that the provisions of Section 8.10(a) shall remain in full force and effect. Notwithstanding the foregoing, if Sellers terminate this Agreement under Section 6.1(d) or Section 6.1(f) and Sellers elect to receive the Break Fee as provided in this Section 6.2, Buyer and Buyer’s parent shall be jointly and severally liable to pay to Sellers an amount in cash equal to five percent (5%) of the Purchase Price (the “Break Fee”) within five (5) days of such termination. The parties acknowledge and agree that the agreement to pay the Break Fee under the circumstances set forth herein is an integral part of the transactions contemplated by this Agreement and that, without this agreement with respect to the Break Fee, the parties would not have entered into this Agreement. Accordingly, if Buyer fails to pay the Break Fee when due and, in order to obtain such payment, Sellers commence a

Proceeding or pursue a Claim for the Break Fee, Sellers shall be entitled to recover their costs and expenses (including attorneys’ fees and expenses) incurred in connection with such Proceeding or Claim, together with interest from the date such payment was required to be made until the date of receipt by Sellers of the Break Fee and Sellers’ costs and expenses, with such interest calculated at a rate of 10% per annum, compounded daily. The parties further acknowledge that the Break Fee is not a penalty, but rather is liquidated damages in an amount reasonably estimated by the parties to compensate Sellers in the circumstances in which the Break Fee is payable for the Sellers’ efforts, resources expended, and opportunities foregone while negotiating this Agreement, in relying on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, Sellers’ right to receive the Break Fee and amounts required under this Section 6.2 shall, to the extent elected by and paid to Sellers, be the sole and exclusive remedy of Sellers against Buyer and its former, current or future stockholders, managers, members, directors, officers, Affiliates or agents for the Losses suffered as a result of the breach of this Agreement and termination under Section 6.1(d) or Section 6.1(f), and upon payment of the amounts required and as provided by this Section 6.2, neither Buyer nor its former, current or future stockholders, managers, members, directors, officers, Affiliates or agents shall have any further liability or obligation to Sellers or any of their respective stockholders, managers, members, directors, officers, Affiliates or agents relating to or arising out of this Agreement or the transactions contemplated hereby.

6.3	Amendment

This Agreement may be amended by the mutual written agreement of Buyer and Sellers at any time.

6.4	Waiver; Consents

At any time prior to the Closing, the Companies and Sellers, on the one hand, or Buyer, on the other hand, may, with respect to such other party, (a) extend the time for the performance of any obligation or other act, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, and any such extension, waiver or failure to insist upon strict compliance with any obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of Sellers, Companies or Buyer, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 6.4.

ARTICLE VII - SURVIVAL AND INDEMNIFICATION

7.1	Survival

All Critical Representations shall survive the Closing and shall continue in full force and effect indefinitely after the Closing (the “Long Term Survival Period”) regardless of any investigation by Buyer or any knowledge Buyer may have with respect to any misrepresentation or breach at the time of Closing. All representations and warranties set forth in Section 2.10 (Taxes) and Section 2.16 (Employee Benefits) (the “Special Representations”) shall survive the Closing and continue in full force or effect until the ninetieth (90th) day following expiration of the applicable statute of limitations (after giving effect to any extensions or waivers thereof) (the “Special Survival Period”). All representations and warranties set forth in Section 2.17(b) (Compliance With Applicable Laws) (the “Compliance Representations”) shall continue for a period of twenty-seven (27) months after the Closing Date (the “Compliance Survival Period”). All representations and warranties set forth in Section 2.17(c) (Compliance With Applicable Laws) (the “AML Representations”) shall continue for a period of thirty (30) months after the Closing Date (the “AML Survival Period”). All representations and warranties contained in this Agreement, other than the Critical Representations, the Special Representations, the Compliance Representations and the AML Representations, shall survive the Closing for a period of eighteen (18) months after the Closing Date (the “General Survival Period” and together with the Special Survival Period, the Compliance Survival Period, the AML Survival Period and the Long Term Survival Period, the “Applicable Survival Periods” and individually, the “Applicable Survival Period”). Notwithstanding anything contained herein to the contrary, (i) any representation or warranty that would otherwise terminate in accordance with the immediately preceding two sentences shall survive and continue in full force and effect if a notice shall have been timely given under Section 7.5 hereof on or prior to the end of the Applicable Survival Period, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article VII; and (ii) the obligations of an Indemnifying Party to indemnify and hold harmless any Indemnified Party for any Claims based on fraud or intentional misrepresentation shall survive the Closing and continue in full force or effect until the expiration of the applicable statute of limitations. The covenants and agreements set forth herein, or in any documents, instruments or agreements delivered in connection with the transactions contemplated hereby, that contemplate performance after the Closing shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

7.2	Indemnification by Sellers

Subject to the limitations set forth in this Article VII, from and after the Closing, Sellers shall jointly and severally indemnify and hold Buyer and its officers, directors, managers, employees, agents, representatives, Affiliates and any Person claiming by or through any of them (each, a “Buyer Indemnified Party” and, together, the “Buyer Indemnified Parties”) harmless from and against, and in respect of, and shall reimburse the Buyer Indemnified Parties for, any and all damages, debts, liabilities, obligations, judgments, orders, awards, writs, injunctions, decrees, fines, penalties, costs or expenses, diminution in value, losses or deficiencies, whether or not arising out of third party claims (including, but not limited to, any reasonable legal or accounting fees and other expenses incident to any suit, action, proceeding or Claim and all amounts paid in settlement of, and all reasonable amounts paid in investigation or defense of, any of the foregoing) (“Losses”) directly or indirectly arising out of or resulting from:

(a) any Breach of any representation or warranty made by or on behalf of the Companies or Sellers in this Agreement or in any other Operative Document (provided that in each case, after determining that a Breach has occurred (other than a Breach of the first sentence of Section 2.8 (Absence of Changes or Events)) the amount of Losses for which Buyer Indemnified Parties shall be indemnified shall be determined without regard to any qualification therein referencing the terms “materiality” or “Material Adverse Effect” or other terms of similar import or effect);

(b) any Breach by the Companies or Sellers of any covenant or other obligation in this Agreement or in any other Operative Document; and

(c) any of the matters specified in Section 7.2 of the Disclosure Schedules hereto;

provided, however, that in no event shall Sellers be obligated to indemnify or hold harmless any Buyer Indemnified Parties for any Losses under this Section 7.2 to the extent that they are remote, speculative, or not reasonably foreseeable.

7.3	Indemnification by Buyer

Subject to the limitations set forth in this Article VII, from and after the Closing, Buyer shall indemnify and hold Sellers and their respective officers, directors, managers, employees, agents, representatives, Affiliates and any Person claiming by or through any of them (each, a “Seller Indemnified Party” and, together, the “Seller Indemnified Parties”) harmless from and against, and in respect of, and shall reimburse the Seller Indemnified Parties for, any and all Losses arising out of or resulting from:

(a) any Breach of any representation or warranty made by or on behalf of the Buyer in this Agreement or in any other Operative Document (provided that in each case, after determining that a Breach has occurred, the amount of Losses for which Seller Indemnified Parties shall be indemnified shall be determined without regard to any qualification therein referencing the terms “materiality” or “Material Adverse Effect” or other terms of similar import or effect); and

(b) any Breach by the Buyer of any covenant or other obligation in this Agreement or in any other Operative Document;

provided, however, that in no event shall Buyer be obligated to indemnify or hold harmless any Seller Indemnified Parties for any Losses under this Section 7.3 to the extent that they are remote, speculative, or not reasonably foreseeable.

7.4	Limitations on Liability

(a) No Indemnified Party shall be entitled to receive any indemnification payment with respect to Claims for indemnification made under Section 7.2(a) or Section 7.3(a) (as applicable) (the “Misrepresentation Claims”), until the aggregate Losses that such Indemnified

Party would be otherwise entitled to receive as indemnification with respect to Misrepresentation Claims exceed $300,000 (such amount, the “Deductible”) and then only to the extent that the Losses exceed the Deductible; provided that the Deductible and the limitation specified in the first part of this Section 7.4 shall not apply to any amounts payable in respect of Losses arising out of, resulting from or incurred in relation to or in connection with any Critical Representations; provided, however, that for the avoidance of doubt, all amounts payable in respect of Losses arising out of, resulting from or incurred in relation to or in connection with (i) any Critical Representation or (ii) any Claims based on fraud or intentional misrepresentation shall be aggregated with all other Losses with respect to Misrepresentation Claims under Sections 7.2 or 7.3, as applicable, to determine whether the Deductible has been exceeded.

(b) With respect to Misrepresentation Claims other than Claims arising in respect of the Critical Representations or the AML Representations, the maximum aggregate liability of any Indemnifying Party for indemnification under Section 7.2(a) or under Section 7.3(a) shall be limited to an amount equal to $6,225,000 (the “General Indemnification Cap”).

(c) With respect to Misrepresentation Claims arising in respect of the AML Representations, the maximum aggregate liability of the Indemnifying Party for indemnification under Section 7.2(a) shall be limited to an amount equal to $10,375,000 (the “AML Indemnification Cap”).

(d) Notwithstanding Sections 7.4(b) and 7.4(c) above, in no event will the maximum aggregate liability of any Indemnifying Party for indemnification under Section 7.2(a) or under Section 7.3(a) with respect to Misrepresentation Claims other than Claims arising in respect of the Critical Representations exceed $10,375,000 in the aggregate (the “Aggregate Indemnification Cap”).

(e) With respect to Claims for indemnification (i) arising in respect of the Critical Representations or (ii) under Sections 7.2(b) or 7.3(b), the maximum aggregate liability of any Indemnifying Party for indemnification under this Article VII shall not exceed $41,500,000.

(f) Notwithstanding anything contained herein to the contrary, and for the avoidance of doubt, the limitations set forth in Sections 7.4(a), 7.4(b), 7.4(c), 7.4(d) and 7.4(e) shall not apply to any amounts payable in respect of Losses arising out of or resulting from (i) any Claims based on fraud or intentional misrepresentation, and/or (ii) any Claims for indemnification under Section 7.2(c).

7.5	Procedure for Indemnification

(a) An Indemnified Party shall give written notice (the “Claim Notice”) of any Indemnification Claim (i) in the case of an Indemnification Claim against Buyer, to Buyer and (ii) in the case of an Indemnification Claim against Sellers, to Sellers, reasonably promptly, but in any event (in each case of an Indemnification Claim against Buyer or Sellers) (A) prior to expiration of the Applicable Survival Period for such Indemnification Claim and (B) if such Indemnification Claim relates to the assertion against an Indemnified Party of any Claim by a third party (a “Third Party Claim”), within forty-five (45) days after receipt by the Indemnified Party of written notice of a legal process relating to such Third Party Claim; provided, however, that the failure or delay to so notify the party that is required to provide indemnification (the “Indemnifying Party”) under subsection 7.5(a)(ii)(B) shall not relieve the Indemnifying Party of any obligation or liability that the Indemnifying Party may have to the Indemnified Party, unless, and then only to the extent that, the Indemnifying Party demonstrates that the Indemnifying Party is prejudiced thereby. Any such Claim Notice shall describe in reasonable detail the asserted Indemnification Claim and specify the amount of such Indemnification Claim if then ascertainable.

(b) In the case of a Third Party Claim, unless the Indemnifying Party contests in writing and provides notice to the Indemnified Party within forty-five (45) days of receipt by the Indemnifying Party of a Claim Notice that it objects to such Claim Notice, including but not limited to the Losses identified in such Claim Notice, the Indemnified Party shall, subject to the other terms of this Article VII, be paid the amount of the Losses identified in such Claim Notice or the uncontested portion thereof.

(c) Except as otherwise provided herein and, for as long as it diligently conducts such defense, the Indemnifying Party shall have the right to defend and to direct the defense against any such Third Party Claim, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party (which is reasonably acceptable to the Indemnified Party) if the Indemnifying Party provides the Indemnified Party with written notice of its election to do so within forty-five (45) days of receiving notice of a Third Party Claim; provided, however, the Indemnifying Party shall not be entitled to assume the defense or control of a Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not acknowledge to the Indemnified Party in writing (in form and substance reasonably satisfactory to the Indemnified Party) its obligations to indemnify the Indemnified Party with respect to all elements of such claim in full without any reservation of rights (i.e., pursuant to which the Indemnifying Party agrees to be fully responsible for all Losses relating to such claims and agrees to provide full indemnification to the Indemnified Party for all Losses relating to such claim, subject to the limitations set forth in this Article VII), (ii) such Third Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party, the Companies or any Company Subsidiaries, (iii) such Third Party Claim involves any criminal proceeding, action, indictment, allegation or investigation, or (iv) counsel to the Indemnified Party shall have reasonably concluded in writing that (a) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim or (b) the Indemnified Party has one or more defenses not available to the Indemnifying Party; provided, further, in the event any Third Party Claim is brought or asserted which, if adversely determined, would not entitle the Indemnified Party to full indemnity pursuant to this Article VII by reason of any of the limitations set forth in this section or otherwise, the Indemnified Party may elect to participate in a joint defense of such Third Party Claim for which the expenses of such joint defense will be shared equally by such parties subject to the limitations set forth in this Article VII and the retention of counsel shall be reasonably satisfactory to both parties. Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, in connection with any such joint defense, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the joint defense of a Third Party Claim. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel employed at its own expense; provided, however, that, in the case of any Third Party Claim described in clause (i), (ii), (iii) or (iv) above or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such Third Party Claim, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party subject to the limitations set forth in this Article VII. No compromise or settlement of any Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent, which shall not be unreasonably withheld, conditioned or delayed, unless (x) the sole relief provided in the compromise or settlement is monetary damages, there is no finding or admission of any violation of Law in connection therewith and there is no effect on any other claims that may be made against such Indemnified Party or its Affiliates, (y) each Indemnified Party that is Party to such Third Party Claim is fully and unconditionally released from liability with respect to such claim and (z) such settlement or compromise will not, in the good faith judgment of the Indemnified Party, be reasonably likely to establish a precedent, custom or practice materially adverse to the continuing business interests of the Indemnified Party. The Indemnified Party shall not agree to a settlement of, or consent to the entry of any judgment to, any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) In the event that an Indemnified Party determines that it has a Claim for Losses against an Indemnifying Party hereunder (other than as a result of a Third Party Claim), the Indemnified Party shall give reasonably prompt written notice thereof to the Indemnifying Party, specifying the amount of such Claim (to the extent then reasonably determinable by the Indemnified Party) and any relevant facts and circumstances relating thereto (a “Direct Claim Notice”) (provided that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent, the Indemnifying Party is prejudiced thereby). The Indemnified Party shall provide the Indemnifying Party with reasonable access to its books, records and personnel for the purpose of allowing the Indemnifying Party a reasonable opportunity to evaluate such Direct Claim Notice. The Indemnifying Party shall notify the Indemnified Party within forty-five (45) days following its receipt of such Direct Claim Notice if the Indemnifying Party disputes its liability to the Indemnified Party under this Article VII with respect to such Direct Claim Notice. If the Indemnifying Party does not so notify the Indemnified Party, the Claim or undisputed portion of such Claim specified by the Indemnified Party in such Direct Claim Notice shall be conclusively deemed to be a liability of the Indemnifying Party under this Article VII, and subject to the limitations of this Article VII, the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Claim (or any portion of the Claim) is estimated, on such later date when the amount of such Claim (or such portion of such Claim) is finally determined by (i) mutual agreement between the Buyer and Sellers which shall be memorialized in writing or (ii) the final decision of a court or other trier of fact. All disputed Claims for indemnification under this Article VII shall be resolved by (i) mutual agreement between Buyer and Sellers, which shall be memorialized in writing or (ii) the final decision of a court or other trier of fact.

(e) Sellers’ obligation to make any indemnification payment under this Agreement (“Seller Indemnity Payment”) shall be satisfied, subject to the limitations of this Agreement, (i) first by setting off and deducting an amount equal to the Seller Indemnity Payment from the next quarterly payment of principal due pursuant to the promissory note under the Credit

Agreement, (ii) to the extent that the Seller Indemnity Payment is not fully satisfied by the set off and deduction described in the immediately preceding subsection (i), from the following quarterly payment of principal due pursuant to the promissory note under the Credit Agreement, and (iii) to the extent that the Seller Indemnity Payment is not fully satisfied by the set off and deduction described in the immediately preceding subsections (i) and (ii), by Coinstar’s immediate (or in any event within five (5) business days) payment in cash of an amount equal to the unpaid portion of the Seller Indemnity Payment.

7.6	Tax Treatment of Indemnity Payments

Any indemnity payment made under this Agreement shall be treated as an adjustment to the US Purchase Price or the UK Purchase Price, as the case may be, for Tax purposes, unless otherwise required under applicable Law, which adjustment for purposes of Section 1.4 shall be allocated to the CEPSI Shares or the UK Holdings Shares with respect to which the Indemnification Claim giving rise to the indemnification payment relates. Buyer shall prepare and deliver to Coinstar for Coinstar’s review and approval, not to be unreasonably withheld, delayed or conditioned, amended Section 338 Allocations to reflect any such adjustment allocated to the CEPSI Shares, and an amended UK Purchase Price Allocation to reflect any such adjustment allocated to the UK Holdings Shares, within forty-five (45) days after the indemnity payment is made.

7.7	Reduction of Losses

The amount of Losses otherwise eligible for indemnification under this Article VII shall be reduced (but not less than zero) by (a) the amount of any insurance proceeds actually recovered by an Indemnified Party in respect thereof, including pursuant to Section 4.11, (b) any Tax-related benefits that the Indemnified Party actually realized as a result of the incurrence of such Losses, (c) the amount reserved, if any, on the Closing Balance Sheet in respect thereof, and (d) any actual recovery from third Persons (less the fees and expenses incurred to obtain such proceeds). Notwithstanding anything to the contrary in this Agreement, no indemnification shall be made by Sellers with respect to any Losses covered by insurance policies of the Buyer, the Companies or the Company Subsidiaries, and Buyer shall be required to make applicable claims on such insurance policies prior to seeking indemnification from Sellers hereunder. To the extent that Sellers indemnify Buyer for Losses hereunder and any of the Buyer, the Companies or the Company Subsidiaries subsequently collects insurance proceeds or actually realizes Tax-related benefits with respect to the claim upon which Buyer’s indemnification was based, Buyer shall reimburse Sellers the amount of the Losses for which Sellers indemnified Buyer within five (5) business days of receipt of such insurance proceeds or realization of such Tax-related benefits (whether as a refund or as a credit or other offset to Taxes payable).

7.8	Exclusive Remedy

Notwithstanding anything contained in this Agreement to the contrary, after Closing, except in the case of fraud or intentional misrepresentation, the indemnification provisions of this Article VII will be the sole and exclusive remedy of any Indemnified Party arising under this Agreement.

7.9	No Duplication

Any liability for indemnification pursuant to this Article VII shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a Breach of more than one representation, warranty, covenant or agreement.

7.10	Mitigation

Buyer and Sellers shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify another party under this Article VII, including by making commercially reasonable efforts to mitigate.

ARTICLE VIII - MISCELLANEOUS

8.1	Notices

All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, sent by commercial delivery service or certified mail, return receipt requested, or transmitted by facsimile, (c) deemed to have been given on the date of personal delivery, the date set forth in the records of the delivery service or on the return receipt, or the date of facsimile confirmation, and (d) addressed as follows:

If to CEPSI (prior to Closing):	Coinstar E-Payment Services Inc. c/o Coinstar, Inc. 1800 114th Avenue SE Bellevue, WA 98004 Attention: Donald R. Rench, General Counsel Facsimile: (425) 943-8090

With copies (which shall not constitute notice) to:	Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, WA 98101 Attention: Lynn E. Hvalsoe Facsimile: (206) 359-9000

If to UK Holdings (prior to Closing):	Coinstar UK Holdings Limited c/o Coinstar, Inc. 1800 114th Avenue SE Bellevue, WA 98004 Attention: Donald R. Rench, General Counsel Facsimile: (425) 943-8090

With copies (which shall not constitute notice) to:	Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, WA 98101 Attention: Lynn E. Hvalsoe Facsimile: (206) 359-9000

If to CUHL (prior to Closing):	CUHL Holdings Inc. c/o Coinstar, Inc. 1800 114th Avenue SE Bellevue, WA 98004 Attention: Donald R. Rench, General Counsel Facsimile: (425) 943-8090

With copies (which shall not constitute notice) to:	Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, WA 98101 Attention: Lynn E. Hvalsoe Facsimile: (206) 359-9000

If to Coinstar:	Coinstar, Inc. 1800 114th Avenue SE Bellevue, WA 98004 Attention: Donald R. Rench, General Counsel Facsimile: (425) 943-8090

With copies (which shall not constitute notice) to:	Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, WA 98101 Attention: Lynn E. Hvalsoe Facsimile: (206) 359-9000

If to Buyer:	Sigue Corporation 13291 Ralston Avenue Sylmar, CA 91342 Attention: Robert Pargac, General Counsel Facsimile: (866) 744-8306

With copies (which shall not constitute notice) to:	Stubbs Alderton Markiles LLP 15260 Ventura Blvd., 20th Floor Sherman Oaks, CA 91403 Attention: Jonathan R. Hodes Facsimile: (818) 444-6308

or to any other or additional Persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 8.1.

8.2	Assignment; Benefit and Binding Effect

No party to this Agreement may assign any rights or delegate any obligations under this Agreement prior to Closing without the prior written consent of the other parties. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns.

8.3	Further Assurances

The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of the transactions contemplated by this Agreement and the Operative Agreements.

8.4	Governing Law

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Washington applicable to contracts executed in and to be performed in that state without giving effect to principles of conflicts of Laws. In any action among or between any of the parties arising out of or relating to this Agreement, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in San Francisco, California.

8.5	Waiver of Jury Trial

Each party hereto hereby irrevocably waives all right to trial by jury in any action, Proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the transactions contemplated hereby or the actions of such parties in the negotiation, administration, performance and enforcement hereof.

8.6	Headings

The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

8.7	Interpretation

Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context requires. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless otherwise indicated to the contrary herein by the context or use thereof, the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph hereof. Where any amount in this Agreement which is expressed in United States Dollars is applicable to the Money Transfer Business as carried on outside of the United States of America the relevant amount for such jurisdiction shall be deemed to be the amount converted from United States Dollars into the relevant local currency at the prevailing interbank foreign exchange rate quoted in the Wall Street Journal at the date of this Agreement. Any reference in this Agreement to a legal term used in the United States of America for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, governmental or administrative authority or agency or any legal concept or legislation includes in respect of any jurisdiction other than the United States of America, a reference to whatever most closely approximates in that jurisdiction to the relevant legal term or reference used in the United States of America.

8.8	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

8.9	Entire Agreement

The Disclosure Schedules and all Exhibits attached hereto are hereby incorporated by reference into, and made a part of, this Agreement. This Agreement (including all Disclosure Schedules and Exhibits hereto), the Confidentiality Agreement, the confidentiality and nondisclosure letter agreement dated July 9, 2010 between Coinstar and Buyer, and the other Operative Documents constitute the entire understanding and agreement among the parties with respect to the subject matter hereof and supersede all prior negotiations between the parties with respect to the subject matter hereof.

8.10	Expenses; Attorneys’ Fees

(a) Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses, except as otherwise expressly set forth hereunder.

(b) Notwithstanding any provision of this Agreement to the contrary, in the event legal action is instituted to interpret or enforce the provisions of this Agreement, the prevailing party shall be entitled to recover from the other party the prevailing party’s costs and attorneys’ fees, including, without limitation, all costs and fees that are incurred in any trial, any appeal, and in connection with collecting or enforcing any judgment.

8.11	Specific Performance

Each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are Breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to an injunction to prevent Breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including the indemnification provisions hereof) in any competent court having jurisdiction over the parties, in addition to any other remedy to which they may be entitled at Law or in equity.

8.12	Counterparts

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. To expedite the process of entering into this Agreement, the parties acknowledge that Transmitted Copies of this Agreement will be equivalent to original documents until such time as original documents are completely executed and delivered. “Transmitted Copies” will mean copies that are reproduced or transmitted via photocopy, facsimile or other process of complete and accurate reproduction and transmission.

ARTICLE IX - DEFINITIONS

9.1	Definitions

As used in this Agreement, the following defined terms shall have the meanings indicated below:

“Accounting Arbitrator”: Is defined in Section 1.5(d).

“Action”: Means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

“Affiliate”: Means (a) any Person directly or indirectly controlling, controlled by or under common control with another Person, (b) any Person owning or controlling 10% or more of the outstanding voting securities of another Person, (c) any officer, director, partner, manager or member of an entity, (d) if such other Person is an officer, director, partner, manager or member, any entity for which such Person acts in any such capacity, and (e) the spouse and the natural or adopted lineal ancestors or descendants of an individual, and trusts for the benefit of a Person and/or any of the foregoing.

“Aggregate Indemnification Cap”: Is defined in Section 7.4(d).

“Agreed Accounting Policies”: Is defined in Section 2.7.

“Agreement”: Is defined in the Preamble.

“AML Indemnification Cap”: Is defined in Section 7.4(c).

“AML Representations”: Is defined in Section 7.1.

“AML Survival Period”: Is defined in Section 7.1.

“Applicable Survival Period” and “Applicable Survival Periods”: Are defined in Section 7.1.

“A/R Report”: Is defined in Section 4.19.

“Assignment and Assumption Agreement”: Is defined in Section 5.1.9.

“Balance Sheet Date”: Is defined in Section 2.7.

“Books and Records”: Is defined in Section 2.23.

“Breach” or “Breached”: A “Breach” of a representation, warranty, certification, covenant, obligation or other provision of this Agreement or any Operative Document will be deemed to have occurred, or a representation, warranty, certification, covenant, obligation or other provision of this Agreement or any Operative Document will have been “Breached,” if there is or has been any inaccuracy in or breach of, or any failure to perform or comply (in whole or in part) with, such representation, warranty, certification, covenant, obligation or other provision, and such inaccuracy or breach, or failure to perform or comply, is not known by and has not otherwise been disclosed in the Disclosure Schedules to, the party alleging such Breach. The term “Breach” includes any breach, inaccuracy, failure to perform, failure to comply, or violation.

“Break Fee”: Is defined in Section 6.2.

“Buyer”: Is defined in the Preamble.

“Buyer Benefit Plan”: Is defined in Section 4.10.

“Buyer Estimated NWC”: Is defined in Section 1.5(c).

“Buyer Indemnified Party” and “Buyer Indemnified Parties”: Are defined in Section 7.2.

“Buyer Material Adverse Effect”: Means any fact, circumstance, change, occurrence or effect that, individually or in the aggregate with all other facts, circumstances, changes, occurrences or effects, (1) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of Buyer, or (2) prevents or materially delays or materially impairs, or would reasonably be expected to prevent or materially delay or materially impair, the ability of Buyer to consummate the transactions contemplated by this Agreement, except for any such facts, circumstances, changes, occurrences or effects arising out of or relating to (i) the announcement or the existence of this Agreement and the transactions contemplated hereby, (ii) changes in general economic or political conditions or the financial, credit or securities markets (to the extent Buyer is not disproportionately affected thereby), (iii) changes in applicable Laws, rules, regulations or orders of any Governmental Entity or interpretations thereof by any Governmental Entity or changes in accounting rules or principles (to the extent Buyer is not disproportionately affected thereby), (iv) changes affecting generally the industries in which Buyer conducts business (to the extent Buyer is not disproportionately affected thereby), or (v) any outbreak or escalation of hostilities or war or any act of terrorism (to the extent Buyer is not disproportionately affected thereby).

“CEPSI”: Is defined in the Preamble.

“CEPSI Shares”: Is defined in the Recitals.

“Charter”: Means, with respect to Coinstar, the Amended and Restated Certificate of Incorporation of Coinstar, Inc., dated July 11, 1997; with respect to CUHL, the Certificate of Incorporation dated May 29, 2009; with respect to CEPSI, the Articles of Incorporation of Coinstar E-Payment Services Inc. dated September 30, 2004, as amended by the Certificate of Amendment dated October 20, 2004; with respect to GroupEx Financial Corporation, a Delaware corporation, the Articles of Incorporation of GroupEx Financial Corporation dated November 6, 1998, as amended by the Certificate of Amendment dated May 12, 2000; with respect to JRJ Express Inc., a California corporation, the Articles of Incorporation of JRJ Express Inc. dated May 10, 1988, as amended by the Certificate of Amendment dated September 19, 1988; with respect to Kimeco, LLC, a California limited liability company, the Articles of Organization of Kimeco, LLC filed on June 16, 1997; with respect to Coinstar Money Transfer SAS, a company formed under the laws of France, the Au Greffe du Tribunal de Commerce de Paris dated July 20, 2007; with respect to GroupEx LLC, a Delaware limited liability company, the Certificate of Formation of GroupEx LLC dated October 11, 2000; with respect to Mxes. S. de R.L. de C.V., a company formed under the laws of Mexico, the Testimonio de law Escritura de Constitucion de “Mxes” dated September 21, 2001; with respect to GroupEx Financial, S.A., a company formed under the laws of Guatemala, the Protocolo dated December 4, 2006; with respect to Coinstar UK Holdings Limited, a company formed in England and Wales, the Certificate of Incorporation dated May 12, 2006; with respect to Coinstar Money Transfer (Holdings) Limited, a company incorporated in England and Wales, the Certificate of Incorporation dated May 12, 2006; with respect to Coinstar Money Transfer Limited, a company incorporated in England and Wales, the Certificate of Incorporation dated April 11, 2003 and the Certificates of Incorporation on change of name dated July 21, 2003 and October 31, 2006; with respect to Coinstar Support Services Private Limited, a company formed under the laws of India, the Certificate of Incorporation of Coinstar Support Services Private Limited dated January 9, 2008; with respect to Coinstar Money Transfer (Ireland) Limited, a company formed under the laws of Ireland, the Certificate of Incorporation of First Remit Limited dated April 30, 2001; with respect to Coinstar Money Transfer SA, a company formed under the laws of Belgium, the Constitution of Coinstar Money Transfer dated November 13, 2006, as revised by the Revision to Constitution dated 2007; with respect to Coinstar Hellas SA (Greece), a company formed under the laws of Greece, the Articles of Association; with respect to Coinstar Money Transfer Spain S.A., a company formed under the laws of Spain, the Deed of Incorporation dated March 17, 2005; and with respect to Coinstar Money Transfer Limited, a company formed under the laws of Hong Kong, the Certificate of Incorporation of Travelex Money Transfer (Hong Kong) Limited dated December 30, 2005.

“Claim”: Means any charge, allegation, notice, civil, criminal or administrative claim, demand, complaint, cause of action, suit, proceeding, arbitration, hearing or investigation.

“Claim Notice”: Is defined in Section 7.5(a).

“Closing”: Is defined in Section 1.2.

“Closing Balance Sheet”: Is defined in Section 1.5(b).

“Closing Cash Payment”: Is defined in Section 1.3.

“Closing Date”: Is defined in Section 1.2.

“Code”: Means the Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder, as in effect from time to time.

“Coinstar”: Is defined in the Preamble.

“Combined Return”: Is defined in Section 4.6(a).

“Commitment Letter”: Is defined in Section 5.2.9(a)(i).

“Company” and “Companies”: Are defined in the Preamble.

“Company Benefit Plan”: Is defined in Section 4.10.

“Company Employee” and “Company Employees”: Are defined in Section 4.10.

“Company Intellectual Property”: Is defined in Section 2.12(a).

“Company Material Adverse Effect”: Means any fact, circumstance, change, occurrence or effect that, individually or in the aggregate with all other facts, circumstances, changes, occurrences or effects, (1) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Companies and the Company Subsidiaries, taken as a whole, or (2) prevents or materially delays or materially impairs, or would reasonably be expected to prevent or materially delay or materially impair, the ability of Sellers and the Companies to consummate the transactions contemplated by this Agreement, except for any such facts, circumstances, changes, occurrences or effects arising out of or relating to (i) the announcement or the existence of this Agreement and the transactions contemplated hereby, the identity of Buyer or actions by Buyer, the Companies or the Company Subsidiaries required to be taken pursuant to this Agreement (including, in each case, any loss of customers, suppliers or employees or any disruption in business relationships), (ii) changes in general economic or political conditions or the financial, credit or securities markets (to the extent the Companies and the Company Subsidiaries, taken as a whole, are not disproportionately affected thereby), (iii) changes in applicable laws, rules, regulations or orders of any Governmental Entity or interpretations thereof by any Governmental Entity or changes in accounting rules or principles (to the extent the Companies and the Company Subsidiaries, taken as a whole, are not disproportionately affected thereby), (iv) changes affecting generally the industries in which the Companies and the Company Subsidiaries conduct business (to the extent the Companies and the Company Subsidiaries, taken as a whole, are not disproportionately affected thereby), or (v) any outbreak or escalation of hostilities or war or any act of terrorism (to the extent the Companies and the Company Subsidiaries, taken as a whole, are not disproportionately affected thereby).

“Company Subsidiaries”: Means, collectively, the Domestic Subsidiaries, the UK Subsidiaries and the Non-UK Foreign Subsidiaries, and “Company Subsidiary” means each or any one of such Company Subsidiaries.

“Compliance Representations”: Is defined in Section 7.1.

“Compliance Survival Period”: Is defined in Section 7.1.

“Confidentiality Agreement”: Is defined in Section 4.2.

“Contract”: Means any contract, agreement, arrangement, binding commitment or other similar binding understanding, whether written or oral.

“Credit Agreement”: Is defined in Section 1.3.

“Critical Representations”: Means the representations and warranties set forth in Section 2.1 (Good Title; Capitalization), Section 2.2 (Authorization), Section 2.3 (Organization and Authority), and Section 2.24 (No Broker or Finder; No Transaction Bonuses), as well as Section 3.1 (Organization and Authority) and Section 3.2 (Authorization), and Paragraph 5 of Exhibit II.

“CUHL”: Is defined in the Preamble.

“CUHL Stock”: Is defined in Section 2.1.

“Deductible” : Is defined in Section 7.4(a).

“Direct Claim Notice”: Is defined in Section 7.5(d).

“Disclosed Scheme”: Is defined in Exhibit II, Section 2.1.

“Disclosure Schedules”: Is defined in the first paragraph of Article II.

“Domestic Employee Benefit Plan” and “Domestic Employee Benefit Plans”: Are defined in Section 2.16.1.

“Domestic Subsidiary” and “Domestic Subsidiaries”: Are defined in Section 2.6(a).

“Employee Benefit Plan”: Means each plan, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Encumbrance”: Means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, standard security, assignation in security or security interest in, on or of such asset or other arrangement to provide priority or preference with respect to such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party (other than customary rights of first refusal and tag, drag and similar rights in joint venture agreements) with respect to such securities.

“Environmental Laws”: Is defined in Section 2.20.

“Equity Interest”: Means (a) with respect to a corporation, any and all shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests, or other partnership/limited liability company interests, and (c) any other direct equity ownership.

“ERISA”: Is defined in Section 2.16.2.

“ERISA Affiliate”: Means any business or entity that must be aggregated with CEPSI and the Domestic Subsidiaries under Section 414(b), (c), (m) or (o) of the Code.

“European Operations Subsidiaries”: Is defined in Section 2.15.

“Exchange Act”: Means the Securities Exchange Act of 1934, as amended.

“Exhibits”: Means the Exhibits hereby incorporated into and made a part of this Agreement for all purposes.

“Final NWC Amount”: Is defined in Section 1.5(e).

“Final NWC Decrease”: Is defined in Section 1.5(f).

“Final NWC Increase”: Is defined in Section 1.5(e).

“Financial Statements”: Is defined in Section 2.7.

“FIRPTA”: Means Foreign Investment in Real Property Tax Act.

“Foreign Subsidiaries”: Means, collectively, the UK Subsidiaries and the Non-UK Foreign Subsidiaries.

“GAAP”: Is defined in Section 1.5(a)(iii).

“General Indemnification Cap”: Is defined in Section 7.4(b).

“General Survival Period”: Is defined in Section 7.1.

“GIPI Scheme”: Is defined in Exhibit II, Section 2.1.

“Governing Document”: Means, with respect to Coinstar, the Amended and Restated Bylaws of Coinstar, Inc., dated April 3, 2008; with respect to CUHL, the Bylaws of CUHL Holdings Inc., dated June 30, 2009; with respect to CEPSI, the Bylaws of Coinstar Electronic Payment Services Inc. dated September 30, 2004; with respect to GroupEx Financial Corporation, a Delaware corporation, the Amended and Restated Bylaws of GroupEx Financial Corporation adopted February 28, 2007; with respect to JRJ Express, Inc., a California corporation, the By-Laws of JRJ Services, Inc.; with respect to Kimeco, LLC, a California limited liability company, the Operating Agreement of Kimeco, LLC effective June 17, 1987, as amended by the First Amendment to Operating Agreement effective as of December 31, 1999, the Second Amendment to Operating Agreement effective as of January 1, 2000, the Third Amendment to Operating Agreement effective as of December 31, 2004, and the Fourth Amendment to Operating Agreement effective as of January 1, 2006; with respect to Coinstar Money Transfer SAS, a company formed under the laws of France, the Statuts dated October 1, 2008; with respect to GroupEx LLC, a Delaware limited liability company, the Limited Liability Company Agreement of GroupEx LLC effective as of July 2003, as amended by the First Amendment to Operating Agreement of GroupEx LLC effective as of December 31, 2004; with respect to Mxes. S. de R.L. de C.V., a company formed under the laws of Mexico, the , the Testimonio de la Escritura de Constitucion de “Mxes” dated September 21, 2001; with respect to GroupEx Financial, S.A., a company formed under the laws of Guatemala, the Protocolo dated December 4, 2006; with respect to Coinstar UK Holdings Limited, a company incorporated in England and Wales, the Memorandum and Articles of Association of Coinstar UK Holdings Limited dated May 12, 2006; with respect to Coinstar Money Transfer (Holdings) Limited, a company incorporated in England and Wales, the Memorandum and Articles of Association of Coinstar Money Transfer (Holdings) Limited dated May 12, 2006; with respect to Coinstar Money Transfer Limited, a company incorporated in England and Wales, the Memorandum and Articles of Association of Coinstar Money Transfer Limited dated April 11, 2003 as amended on September 8, 2005, February 21, 2006 and November 7, 2006; with respect to Coinstar Support Services Private Limited, a company formed under the laws of India, the Bylaws or equivalent document in effect as of the date hereof; with respect to Coinstar Money Transfer (Ireland) Limited, a company formed under the laws of Ireland, the Memorandum and Articles of Association of Coinstar Money Transfer (Ireland) Limited; with respect to Coinstar Money Transfer SA, a company formed under the laws of Belgium, the Bylaws or equivalent document in effect as of the date hereof; with respect to Coinstar Hellas SA (Greece), a company formed under the laws of Greece, the Bylaws or equivalent document in effect as of the date hereof; with respect to Coinstar Money Transfer Spain S.A. , a company formed under the laws of Spain, the Bylaws; and with respect to Coinstar Money Transfer Limited, a company formed under the laws of Hong Kong, the Memorandum and Articles of Association of Travelex Money Transfer (Hong Kong) Limited dated December 22, 2005.

“Governmental Entity”: Means a federal, state, provincial, local, county or municipal government, governmental, regulatory or administrative agency, department, commission, board, bureau or other authority or instrumentality, domestic or foreign, including any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including, without limitation, a securities exchange.

“GPPP”: Is defined in Exhibit II, Section 2.1.

“Group Relief”: Means any of the following: (a) relief surrendered or claimed pursuant to Part 5 Corporation Tax 2010 (or Chapter IV of Part X of the Income and Corporation Taxes Act); or (b) a tax refund relating to an accounting period as defined by Section 963 Corporation Tax Act 2010 (surrender of tax refund within group) in respect of which a notice has been given pursuant to Section 963(2) of that statute (or Section 102 of the Finance Act 1989).

“HSR Act”: Means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and in effect.

“Immaterial Non-Compliance”: Means any failure to comply with applicable Laws that could not reasonably be expected to, directly or indirectly, result in any criminal Claims or criminal liability whatsoever and that do not (and reasonably could not), directly or indirectly, result in any liability or Losses in excess of $200,000 (either individually or in the aggregate).

“Income Tax Returns”: Means any Tax Returns relating to Income Taxes, including, without limitation, any U.S. federal Income Tax Returns.

“Income Tax” or “Income Taxes”: Means any and all Taxes that are imposed on or measured by (i) net income or net profits, (ii) net worth or capital, or (iii) multiple bases, if at least one of the bases is described in clauses (i) or (ii). For purposes of this Agreement, the term Income Taxes includes, without limitation, any U.S. federal income Taxes.

“Indebtedness”: Means, of any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, but not to the extent that such obligations are reflected as accounts payable in the current liabilities of the Companies and the Company Subsidiaries in the Financial Statements, (d) all obligations, contingent or otherwise, of such Person as an account party or applicant in respect of letters of credit, and (e) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

“Indemnification Claim”: Means any Claim(s) for indemnification under Article VII.

“Indemnified Party”: Means a Buyer Indemnified Party or Seller Indemnified Party, as the case may be.

“Indemnifying Party”: Is defined in Section 7.5(a).

“Indemnitees”: Is defined in Section 4.13.

“Initial Purchase Price”: Is defined in Section 1.4(c).

“Intellectual Property”: Means all of the following: (i) inventions and discoveries (whether or not patentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, invention disclosures, and other rights of invention, worldwide, including any reissues, divisions, continuations and continuations-in-part, provisionals, extensions, reexamined patents or other applications or patents claiming the benefit of the filing date of any such application or patent; (ii) trademarks, service marks, trade names, trade dress, logos, Internet domain name registrations, corporate names, product names and slogans, including any common Law rights, registrations, and applications for registration for any of the foregoing, and the goodwill associated with all of the foregoing, worldwide; (iii) copyrightable works, copyrights (registered and unregistered), Website content, and other rights of authorship, and any applications, registrations and renewals in connection therewith, moral rights and sui generis database rights, worldwide; (iv) trade secrets and any other confidential business and technical information, including user information, customer and supplier lists and related information, pricing and cost information, business and marketing plans, advertising statistics, any other financial, marketing and business data, formulations, compositions, production and labeling processes and techniques, research and development information, technical data, specifications, schematics and know-how; (v) to the extent not covered by clauses (i) through (iv), software and Websites (including all related computer code, programs and applications, whether in source code or object code, user interfaces and content), databases and related documentation (including user manuals, flowcharts and schematics); (vi) creative materials, advertising, marketing and promotional materials (including those materials submitted to a Governmental Entity for approval), studies, reports, data and collections of data (including marketing and industry data), and other printed and written materials; (vii) rights to exclude others from appropriating any of such Intellectual Property, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein; and (viii) any other proprietary, intellectual property and other rights relating to any or all of the foregoing anywhere in the world.

“Intercreditor Agreement”: Is defined in Section 5.1.14.

“Interim Financial Statements”: Is defined in Section 2.7.

“IRS”: Means the United States Internal Revenue Service.

“Item of Dispute”: Is defined in Section 1.5(d).

“Knowledge”: (A) With respect to the Sellers, the Companies and the Company Subsidiaries, means (i) the actual knowledge of Mohit Davar, Peter Rowan, Frank Lawrence, David Mard and Jackie Betancourt and (ii) all facts of which the Persons identified in the foregoing clause (A)(i), after reasonably inquiry, should be aware; and (B) with respect to Buyer, (i) the actual knowledge of Guillermo de la Vina, Leandro Miguel, Robert Pargac, Victor Cohen and Joseph Aguilar and (ii) all facts of which the Persons identified in the foregoing clause (B)(i), after reasonably inquiry, should be aware.

“Law”: Means any domestic or foreign constitutional provision, statute or other law, rule, regulation, requirement or interpretation of any Governmental Entity and any decision, decree, injunction, judgment, order, ruling or assessment of any Governmental Entity or any arbitrator.

“Liability” or “Liable”: Means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Life Assurance Scheme”: Is defined in Exhibit II, Section 2.1.

“Long Term Survival Period”: Is defined in Section 7.1.

“Losses”: Is defined in Section 7.2.

“Major Agent”: Are defined in Section 2.26.

“Mandatory Preserved Foreign Operations”: Is defined in Section 5.1.3(c).

“Mandatory Preserved Operations”: Is defined in Section 5.1.3(b).

“Material Contract”: Is defined in Section 2.13.1.

“Misrepresentation Claims”: Is defined in Section 7.4(a).

“Money Transfer Business”: Means the business of (A) providing national and international electronic money transfer services, including but not limited to courier services, to consumers, and (B) the sale and issuance of payment instruments to consumers.

“Net Working Capital”: Is defined in Section 1.5(a).

“New Facility”: Is defined in Section 5.2.9(a)(i).

“Non-UK Foreign Plan”: Is defined in Section 2.16.7.

“Non-UK Foreign Subsidiaries”: Is defined in Section 2.6(b).

“Non-UK Real Property Leases”: Is defined in Section 2.11(c).

“NWC Dispute Notice”: Is defined in Section 1.5(d).

“Operative Documents”: Is defined in the first paragraph of Article II.

“Order”: Means any award, decision, restriction, settlement, agreement, injunction, restraining order, judgment, decree, writ, order, regulation, rule, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Entity or by any arbitrator.

“Outside Date”: Is defined in Section 5.1.3(b).

“Permit”: Means any permit, license, certificate of authority, or franchise that is required to be issued by any Governmental Entity.

“Permitted Encumbrance”: Means with respect to all Real Property and personal property (as the case may be) (a) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such property which are not due and payable as of the Closing Date, or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (b) mechanic’s liens and similar liens for labor, materials or supplies provided with respect to such property incurred in the ordinary course of business for amounts which are not due and payable; (c) zoning, building codes and other land use laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the business thereon; (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to the Real Property which do not or would not materially impair the use or occupancy of such Real Property in the operation of the business conducted thereon; and (e) rights of the landlords and property owners under the applicable leases.

“Person”: Means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, Governmental Entity and any other legal entity.

“Post-Closing Taxes”: Means (i) any and all Taxes up to the amount that were taken into account in the determination of the Final NWC Amount, (ii) any and all Taxes of the Companies or the Company Subsidiaries relating to all Post-Closing Tax Periods, (iii) any Transfer Taxes for which Buyer is responsible under Section 4.6(c), and (iv) any and all Taxes of the Companies or the Company Subsidiaries arising from (x) any Breach by Buyer of any covenant or other obligation in this Agreement or any other Operative Document or (y) any transaction or event occurring on the Closing Date, but after the Closing, that is outside the ordinary course of business.

“Post-Closing Tax Periods”: Means, collectively, all Tax periods that begins after the Closing Date and all Straddle Periods with respect to that portion thereof beginning after the Closing Date.

“Pre-Closing Taxes”: Means any and all Taxes (or the non-payment thereof) (i) of the Companies and the Company Subsidiaries relating to all Pre-Closing Tax Periods, and (ii) of any member of an affiliated, consolidated, combined or unitary group of which Companies or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. Law, (iii) any Taxes resulting from the Section 338 Elections, (iv) any and all Taxes of any person (other than Companies and its Subsidiaries) imposed on Companies or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any Law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, and (v) any Transfer Taxes for which Sellers are responsible under Section 4.6(c), in each case, excluding any Post-Closing Taxes.

“Pre-Closing Tax Periods”: Means, collectively, all Tax periods ending on or prior to the Closing Date and all Straddle Periods with respect to that portion thereof ending on the Closing Date.

“Proceeding”: Means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Entity or arbitrator.

“Purchase Price”: Is defined in Section 1.3.

“Real Property”: Means all real property and interests in real property and rights of any kind in or to real property, including, but not limited to, all fee estates, leaseholds and subleaseholds, purchase options or rights, easements, licenses and sublicenses, entitlements, rights to access, rights of way, rights of ingress and egress, permits, mineral rights, all buildings and other improvements and fixtures thereon, and all other real property rights, interests and appurtenances.

“Receivables”: Means all receivables of the Companies and the Company Subsidiaries, including all Contracts in transit, notes receivable, accounts receivable, and trade account receivables.

“Releasee” and “Releasees”: Are defined in Section 4.17(a).

“Representatives”: Is defined in Section 4.2.

“Required Consents”: Means the consents set forth in Section 5.1.3 of the Disclosure Schedules.

“Section 338 Allocations”: Is defined in Section 4.6(l)(iii).

“Section 338 Elections”: Is defined in Section 4.6(l)(ii).

“Section 338(g) Election”: Is defined in Section 4.6(l)(ii).

“Section 338(h)(10) Elections”: Is defined in Section 4.6(l)(i).

“Securities Act”: Means the Securities Act of 1933, as amended.

“Seller” and “Sellers”: Are defined in the Preamble.

“Seller Indemnified Party” and “Seller Indemnified Parties”: Are defined in Section 7.3.

“Seller Indemnity Payment”: Is defined in Section 7.5(e).

“Seller Retained Names”: Is defined in Section 4.9(a).

“Sellers’ Estimated NWC”: Is defined in Section 1.5(b).

“Shares”: Is defined in the Recitals.

“Special Representations”: Is defined in Section 7.1.

“Special Survival Period”: Is defined in Section 7.1.

“Statutory Accounting Period Election”: Is defined in Section 4.6(m)(i).

“Straddle Period”: Is defined in Section 4.6(j).

“Subsidiary” or “Subsidiaries”: Means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power, (ii) of which such Person possesses more than 50% of the right to elect directors or Persons holding similar positions, or (iii) that such Person controls directly or indirectly through one or more intermediaries.

“Swingline”: Means the revolving credit arrangement by which Coinstar loans money to the Companies and Company Subsidiaries to provide cash to temporarily fund working capital needs, including pre-funding agent transactions and satisfying regulatory requirements, and to otherwise facilitate the operation of the Money Transfer Business.

“Swingline Certificate”: Is defined in Section 1.6.

“Swingline Closing Balance”: Is defined in Section 1.6.

“Target Closing Date”: Is defined in Section 1.2.

“Target Net Working Capital”: Means an amount of Net Working Capital equal to $9,000,000.

“Tax” or “Taxes”: Means any federal, state, local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs duty or fee, other import duty or fee, real property, personal property, abandoned and unclaimed property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Returns”: Means any return, declaration, report, refund claim, information return, statement or other similar document relating to Taxes and filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Termination Date”: Is defined in Section 6.1(b).

“Third Party Claim”: Is defined in Section 7.5(a).

“Total Current Assets”: Is defined in Section 1.5(a)(i).

“Total Current Liabilities”: Is defined in Section 1.5(a)(ii).

“Trademark License Agreement”: Is defined in Section 5.1.7.

“Transfer Taxes”: Is defined in Section 4.6(c).

“Transition Services Agreement”: Is defined in Section 5.1.6.

“Transmitted Copies”: Is defined in Section 8.12.

“UK Entities”: Means, collectively, UK Holdings, Coinstar Money Transfer (Holdings) Limited and Coinstar Money Transfer Limited.

“UK Holdings”: Is defined in the Preamble.

“UK Holdings Shares”: Is defined in the Recitals.

“UK Purchase Price”: Is defined in Section 1.4(c).

“UK Purchase Price Allocation”: Is defined in Section 1.4(a).

“UK Subsidiaries” and “UK Subsidiary”: Are defined in Section 2.6.

“Unclaimed Payments Report”: Is defined in Section 4.20.

“US Purchase Price”: Is defined in Section 1.4(c).

“Year End Financial Statements”: Is defined in Section 2.7.

[Signatures on following page]

SIGNATURE PAGES TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties named above have executed this Agreement as of the date first above written.

CEPSI:

COINSTAR E-PAYMENT SERVICES INC.

By:	/s/ Stephen J. Verleye
	Name:	Stephen J. Verleye
	Title:	President

UK HOLDINGS:

COINSTAR UK HOLDINGS LIMITED

By:	/s/ Donald R. Rench
	Name:	Donald R. Rench
	Title:	Secretary

CUHL:

CUHL HOLDINGS INC.

By:	/s/ Paul D. Davis
	Name:	Paul D. Davis
	Title:	President

COINSTAR:

COINSTAR, INC.

By:	/s/ Paul D. Davis
	Name:	Paul D. Davis
	Title:	Chief Executive Officer

S-1

BUYER:

SIGUE CORPORATION

By:	/s/ Guillermo de la Vina
	Name:	Guillermo de la Vina
	Title:	Chief Executive Officer and Chairman of the Board

By:	/s/ Alfredo de la Vina
Name: Alfredo de la Vina
Title: Secretary and Treasurer

By:	/s/ Leandro Miguel
Name: Leandro Miguel
Title: President

S-2